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Exhibit 99.1

SCOTIABANK DE PUERTO RICO AND SUBSIDIARY

(A Wholly Owned Subsidiary of the Bank of Nova Scotia)

Consolidated Financial Statements

As of October 31, 2019 and 2018, and for each of the years in the three-year period ended October 31, 2019

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors

Scotiabank de Puerto Rico:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Scotiabank de Puerto Rico and subsidiary (the Bank), (a wholly owned subsidiary of the Bank of Nova Scotia), which comprise the consolidated balance sheets as of October 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholder’s equity, and cash flows for each of the years in three-year period ended October 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scotiabank de Puerto Rico and subsidiary as of October 31, 2019 and 2018, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2019 in accordance with U.S. generally accepted accounting principles.

Report on Internal Control Over Financial Reporting

We also have audited, in accordance with auditing standards generally accepted in the United States of America, the Bank’s internal control over financial reporting as of December 31, 2019, based criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated January 29, 2020 expressed an unmodified opinion on the effectiveness of the Bank’s internal control over financial reporting.

/s/ KPMG LLP

San Juan, Puerto Rico

January 30, 2020

Stamp No. E392042 of the Puerto Rico

Society of Certified Public Accountants

 was affixed to the record copy of this report.

SCOTIABANK DE PUERTO RICO AND SUBSIDIARY
(A Wholly Owned Subsidiary of the Bank of Nova Scotia)
Consolidated Balance Sheets
October 31, 2019 and 2018
Assets	2019		2018
Cash on hand and due from banks	$662,469,938		348,345,568
Restricted time deposits	400,000		400,000
Investment securities available for sale, at fair value, with an amortized cost of
$653,684,218 (2018 - $1,139,685,211)	655,357,450		1,122,931,517
Loans:
Noncovered mortgage loans held for sale at lower of cost or fair value	12,978,254		18,729,439
Covered loans, net of allowance for loan and lease losses of $0
(2018 – $119,146,717)	-		923,575,104
Noncovered loans, net of allowance for loan and lease losses of $106,838,000
(2018 – $130,944,643)	1,980,048,872		1,333,560,106
	Total loans, net	1,993,027,126	2,275,864,649
Premises and equipment, net	7,357,384		9,572,157
Accrued interest receivable	6,313,703		8,848,709
Covered other real estate owned	-		7,651,988
Noncovered other real estate owned	21,228,408		20,675,950
FDIC loss share indemnification asset	-		38,199,916
Deferred tax asset, net	32,915,651		69,312,817
Other assets	135,931,132		145,633,514
	Total assets	$3,515,000,792	4,047,436,785
Liabilities and Stockholder’s Equity
Deposits:
Noninterest bearing	$531,458,759		581,945,160
Interest bearing	2,131,891,959		2,360,816,142
	Total deposits	2,663,350,718	2,942,761,302
Accrued interest payable	8,869,063		8,052,441
Other liabilities	112,753,226		168,647,849
	Total liabilities	2,784,973,007	3,119,461,592
Stockholder’s equity:
Capital stock:
Cumulative first preferred shares	-		-
Noncumulative second preferred shares	3,323,370		3,323,370
Common stock	224,000,000		224,000,000
Additional paid-in capital	319,625,168		319,625,168
Surplus reserve	84,258,842		75,354,268
Undivided profits	98,294,481		318,153,317
Accumulated other comprehensive income (loss), net of tax	525,924		(12,480,930)
	Total stockholder’s equity	730,027,785	927,975,193
Commitments and contingencies
	Total liabilities and stockholder’s equity	$3,515,000,792	4,047,436,785
See accompanying notes to consolidated financial statements.
SCOTIABANK DE PUERTO RICO AND SUBSIDIARY
(A Wholly Owned Subsidiary of the Bank of Nova Scotia)
Consolidated Statements of Operations
For the years ended October 31, 2019, 2018 and 2017
	2,019	2,018	2,017
Interest income:
Noncovered loans, including fees	$86,456,858	81,499,209	88,880,993
Covered loans, including fees	45,154,401	77,930,404	98,741,291
Interest-bearing deposits with other banks	8,241,399	7,503,533	3,072,864
Investment securities	23,481,182	16,294,102	6,623,023
Total interest income	163,333,840	183,227,248	197,318,171
Interest expense:
Deposits	17,983,140	19,296,607	20,093,955
Other	-	54	88
Total interest expense	17,983,140	19,296,661	20,094,043
Net interest income	145,350,700	163,930,587	177,224,128
(Reversal of) provision for loan and lease losses	(13,174,775)	12,230,705	79,385,552
Net interest income after	158,525,475	151,699,882	97,838,576
Noninterest income (loss):
Gain on sale of investment securities available for sale	3,425,821	-	-
(Loss) gain on derivative transactions	(2,119)	(1,118)	145,739
Fees, service charges, and other commissions	23,143,636	23,787,222	25,472,598
Mortgage banking activities, net	13,096,299	11,673,952	19,187,447
Insurance commissions	4,176,016	4,345,302	4,535,377
Accretion of FDIC indemnification asset	40,181,708	22,264,105	13,872,080
Gain (loss) of other real estate owned operations, net	412,216	472,092	(5,047,998)
Other	5,326,316	5,000,094	5,318,874
Total noninterest income	89,759,893	67,541,649	63,484,117
	248,285,368	219,241,531	161,322,693
Noninterest expenses:
Compensation and employee benefits	53,443,380	56,898,742	57,139,202
Occupancy and other office expenses	14,267,610	16,401,973	17,481,091
Data processing and other related charges	23,146,133	22,896,184	23,586,500
FDIC insurance and other supervisory fees	750,151	1,797,610	1,867,168
Taxes, other than income	7,546,167	7,757,133	8,283,826
Advertising and business promotion	1,046,087	1,656,451	1,888,614
Communication and postage	3,168,161	3,046,095	3,754,056
Professional services	10,372,463	12,271,775	16,495,854
Other real estate owned and impaired loan expenses	7,722,438	14,360,225	14,168,222
FDIC loss share related expenses, net	(2,755,116)	(9,591,221)	(5,174,423)
Management fees	6,748,472	6,052,726	5,820,310
Goodwill impairment	-	-	72,237,000
Clawback provision	(17,002,258)	(2,900,437)	135,385
Other	6,368,136	9,822,638	6,415,427
Total noninterest expenses	114,821,824	140,469,894	224,098,232
Income (loss) before income tax expense	133,463,544	78,771,637	(62,775,539)
Income tax expense (benefit)	44,417,806	6,134,537	(18,728,876)
Net income (loss)	$89,045,738	72,637,100	(44,046,663)
See accompanying notes to consolidated financial statements.

SCOTIABANK DE PUERTO RICO AND SUBSIDIARY
(A Wholly Owned Subsidiary of the Bank of Nova Scotia)
Consolidated Statements of Comprehensive Income (Loss)
For the years ended October 31, 2019, 2018 and 2017
	2019	2018	2017
Net income (loss)	$89,045,738	72,637,100	(44,046,663)
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available for sale	21,852,747	(9,810,095)	(5,644,333)
Accrued postretirement benefit obligation	(904,469)	1,262,015	4,247,675
Unrealized (loss) gain on cash flow hedges	(2,123,739)	729,300	2,340,309
Reclassification of gain (loss) included in net income (loss)	(3,241,363)	113,082	83,170
	15,583,176	(7,705,698)	1,026,821
Less tax effect:
Unrealized (loss) gain on investment securities available for sale	(3,685,385)	1,962,019	1,128,866
Accrued postretirement benefit obligation	352,743	(492,186)	(1,656,593)
Unrealized net gain (loss) on cash flow hedges	756,320	(328,529)	(945,157)
	(2,576,322)	1,141,304	(1,472,884)
Other comprehensive income (loss), net of tax	13,006,854	(6,564,394)	(446,063)
Comprehensive income (loss)	$102,052,592	66,072,706	(44,492,726)
See accompanying notes to consolidated financial statements.

SCOTIABANK DE PUERTO RICO AND SUBSIDIARY
(A Wholly Owned Subsidiary of the Bank of Nova Scotia)
Consolidated Statements of Changes in Stockholder’s Equity
For the years ended October 31, 2019, 2018 and 2017
						Accumulated
	Noncumulative					other
	second					comprehensive	Total
	preferred	Common	Additional	Surplus	Undivided	(loss) income,	stockholder’s
	shares	stock	paid-in capital	reserve	profits	net of tax	equity
Balance, October 31, 2016	3,323,370	224,000,000	319,625,168	68,090,558	296,826,590	(5,470,473)	906,395,213
Net loss	-	-	-	-	(44,046,663)	-	(44,046,663)
Transfer to surplus reserve	-	-	-	-	-	-	-
Other comprehensive loss, net	-	-	-	-	-	(446,063)	(446,063)
Balance, October 31, 2017	3,323,370	224,000,000	319,625,168	68,090,558	252,779,927	(5,916,536)	861,902,487
Net income	-	-	-	-	72,637,100	-	72,637,100
Transfer to surplus reserve	-	-	-	7,263,710	(7,263,710)	-	-
Other comprehensive loss, net	-	-	-	-	-	(6,564,394)	(6,564,394)
Balance, October 31, 2018	3,323,370	224,000,000	319,625,168	75,354,268	318,153,317	(12,480,930)	927,975,193
Net income	-	-	-	-	89,045,738	-	89,045,738
Transfer to surplus reserve	-	-	-	8,904,574	(8,904,574)	-	-
Cash dividends paid on common stock	-	-	-	-	(299,800,598)	-	(299,800,598)
Cash dividends paid on preferred stock	-	-	-	-	(199,402)	-	(199,402)
Other comprehensive income, net	-	-	-	-	-	13,006,854	13,006,854
Balance, October 31, 2019	$3,323,370	224,000,000	319,625,168	84,258,842	98,294,481	525,924	730,027,785
See accompanying notes to consolidated financial statements.

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SCOTIABANK DE PUERTO RICO AND SUBSIDIARY
(A Wholly Owned Subsidiary of the Bank of Nova Scotia)
Consolidated Statements of Cash Flows
For the years ended October 31, 2019, 2018 and 2017
	2019	2018	2017
Cash flows from operating activities:
Net income (loss)	$89,045,738	72,637,100	(44,046,663)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization on premises and equipment	3,021,691	2,663,619	3,314,311
Gain on sale of other real estate owned	(2,925,372)	(5,350,318)	(5,086,295)
Amortization of premium on investment securities, net	(1,893,738)	(561,647)	755,493
Amortization of other intangibles	410,985	1,273,611	1,374,744
Fair value adjustments of servicing assets	6,306,082	1,137,894	2,826,414
Amortization of deferred loan origination fees, net	(752,685)	(444,484)	(262,120)
Deferred income tax expense	33,820,844	5,032,619	(18,789,713)
(Reversal of) provision for loan and lease losses	(13,174,775)	12,230,705	79,385,552
Fair value adjustments of other real estate owned	2,618,340	4,878,226	10,134,293
Acquisitions of mortgage loans held for sale	(14,758,276)	(13,054,273)	(29,558,022)
Origination of mortgage loans held for sale	(106,773,277)	(86,964,490)	(126,483,621)
Proceeds from sales of mortgage loans held for sale	134,642,942	116,178,181	232,778,361
Gain on sale of mortgage loans held for sale	(6,398,092)	(2,888,426)	(8,607,653)
Accretion of recourse liability	(46,927)	(46,927)	(55,183)
Goodwill impairment	-	-	72,237,000
Accretion of FDIC loss share indemnification asset	(40,181,708)	(22,264,105)	(13,872,080)
(Amortization) accretion of clawback provision	(17,002,258)	(2,900,437)	135,385
Amortization of accretable yield on loans	(77,032,480)	(98,482,841)	(119,698,907)
Gain on sale of investment securities available for sale	(3,425,821)	-	-
(Gain) loss on disposition of premises and equipment	-	(45,559)	41,604
Changes in operating assets and liabilities:
Decrease (increase) in accrued interest receivable	2,535,006	(953,635)	(2,787,197)
Decrease (increase) in other assets	4,679,410	4,937,379	(25,610,111)
Increase in accrued interest payable	816,622	750,547	1,464,330
(Decrease) increase in other liabilities	(41,689,188)	25,806,410	2,524,682
Total adjustments	(137,202,675)	(59,067,951)	56,161,267
Net cash (used in) provided by operating activities	(48,156,937)	13,569,149	12,114,604
Cash flows from investing activities:
Purchases of investment securities available for sale	(118,685,281)	(787,883,094)	(231,696,272)
Proceeds from sale of investment securities available for sale	186,787,049	-	-
Redemptions of investment securities available for sale	423,218,784	257,497,919	93,138,805
Net decrease in loans	344,778,077	330,945,988	492,842,055
Purchases of servicing assets	-	(1,500,040)	(673,183)
Premises and equipment, net of disposals	(806,918)	(1,675,000)	(1,419,956)
Proceeds from sale of other real estate owned	28,018,556	51,105,835	40,011,535
Loss share agreements reimbursements from the FDIC	78,381,624	87,524,710	34,454,850
Net cash provided by (used in) investing activities	941,691,891	(63,983,682)	426,657,834
Cash flows from financing activities:
Net decrease in deposits	(279,410,584)	(105,315,050)	(119,142,690)
Cash dividends paid	(300,000,000)	-	-
Net cash used in financing activities	(579,410,584)	(105,315,050)	(119,142,690)
Net increase (decrease) in cash on hand and due from branks	314,124,370	(155,729,583)	319,629,748
Cash on hand and due from banks, beginning of year	348,345,568	504,075,151	184,445,403
Cash on hand and due from banks, end of year	$662,469,938	348,345,568	504,075,151

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SCOTIABANK DE PUERTO RICO AND SUBSIDIARY
(A Wholly Owned Subsidiary of the Bank of Nova Scotia)
Consolidated Statements of Cash Flows
For the years ended October 31, 2019, 2018 and 2017
	2019	2018	2017
Supplemental disclosures of non-cash investing and financing activities:
Interest paid	$17,166,518	18,546,114	18,629,713
Other real estate owned acquired through foreclosure	21,723,183	26,311,812	48,656,161
Change in unrealized gain (loss) on investment securities available
for sale, net of taxes	14,741,541	(7,848,076)	(4,515,467)
Transfer of loans receivable to mortgage loans held for sale	1,545,017	9,713,835	16,239,381
Change in accrued postretirement benefit obligation recognized in
accumulated other comprehensive loss, net of taxes	(551,726)	769,829	2,591,082
Transfer from other real estate owned to loans receivable and
other	1,111,190	2,626,500	4,040,800
Change in unrealized (loss) gain on cash flow hedges, net of taxes	(1,182,962)	400,771	1,395,152
See accompanying notes to consolidated financial statements.

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(1)          Organization

Scotiabank de Puerto Rico (the Bank) is a banking corporation organized under the banking laws of the Commonwealth of Puerto Rico. The Bank of Nova Scotia – Puerto Rico Branch (BNS PR) is the sole holder of the Bank’s common shares and noncumulative second preferred shares. The Bank has one wholly owned subsidiary, Scotia Insurance de Puerto Rico LLC (SIPR), an insurance agency and  a limited liability company (LLC) organized and existing under the laws of the Commonwealth of Puerto Rico.

The Bank is engaged in providing a wide range of services through its commercial and retail lending divisions. The Bank also conducts mortgage banking activities, which primarily consist of the origination and purchase of residential mortgage loans for the Bank’s own portfolio. If conditions so warrant, the Bank may engage in the sale of such loans to other financial institutions in the secondary market or in securitizations with government‑sponsored entities.

The deposits of the Bank are insured up to the maximum levels permitted by the Federal Deposit Insurance Corporation (FDIC). The FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the Commissioner) have regulatory and examination authority over the Bank.

On April 30, 2010, the Bank acquired certain assets and assumed certain deposits and other liabilities of R‑G Premier Bank of Puerto Rico (R‑G), headquartered in San Juan, Puerto Rico, from the FDIC, as receiver for R‑G pursuant to the terms of a Purchase and Assumption agreement entered into by the Bank and the FDIC on that date. This transaction is referred to as the “FDIC‑assisted transaction.” See note 4 for additional disclosures related to the FDIC assisted transaction.

On June 26, 2019, The Bank of Nova Scotia (BNS), a banking corporation organized under the laws of Canada, and Oriental Financial Group Bancorp and Oriental Bank (Oriental) entered into a definitive Stock Purchase Agreement (the Agreement) to purchase the shares of the Bank. The transaction contemplated by the Agreement is subject to receipt of the requisite regulatory approvals, as well as, the satisfaction of other customary conditions. The consideration payable by Oriental to BNS at closing of the Agreement will be $550.0 million in cash less any dividends paid by BNS after the execution of the Agreement but on or prior to the closing date.

The Bank operates an International Banking Entity (IBE) pursuant to the International Banking Center Regulatory Act of Puerto Rico, as amended, as a unit of the Bank. The IBE is exempt from Puerto Rico income taxes as well as property and volume of business taxes. The accompanying consolidated financial statements of the Bank include the accounts of its IBE.

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A summary of selected financial information for the IBE is as follows:

	2019	2018
Total assets	$24,053,824	42,049,328
Total liabilities	—	18,714,324
Unremitted earnings	24,053,824	23,335,004

	2019	2018	2017
Interest income	$496,106	1,174,243	1,116,656
Interest expense	214,787	397,045	262,095
(Reversal of) provision for loan losses	(491,628)	(974,460)	721,651
Noninterest income	997	21,815	38,124
Noninterest expense	55,124	54,995	50,151
Net income	718,820	1,718,478	120,883

(2)          Natural disasters

In September 2017, Hurricanes Irma and Maria (the Hurricanes), impacted Puerto Rico, causing extensive damage and disrupting operations of the Bank. Following the passage of Hurricane Maria, all Puerto Rico was left without electrical power, other basic utility and infrastructure services (such as water, communications, ports and other transportation networks) were severely curtailed. As of October 31, 2019, electricity and water services have been restored to the clients of Puerto Rico’s electric and water utilities, but the electric system remains fragile. The damages caused by the Hurricanes are substantial and have had a material adverse impact on economic activity in Puerto Rico.

The following summarizes the estimated impact on the Bank’s earnings for the years ended October 31, 2018 and 2017 as a result of the impact caused by the Hurricanes (in thousands). Natural disasters had no impact on the Bank’s operations during 2019.

	2018	2017
(Reversal of) provision for loan and lease losses	$(33,344)	39,838
Non interest income- Loss of other real estate owned operations	-	795
Operating expenses:
Compensation and employee benefits	848	328
Occupancy and other office expenses	2,205	487
Professional services	429	-
Other real estate owned and impaired loan expenses	19	-
Other expenses	956	50
Total operating expenses	4,457	865
Total estimated pre-tax hurricane (recovery) expenses	$(28,887)	41,498

Provision for Loan and Lease Losses

Damages associated with the Hurricanes impacted certain of the Bank’s asset quality measures, including higher delinquencies and non-performing loans. An incremental provision expense of $39.8 million was recorded to the allowance for loan and lease losses based on management’s best estimate of the impact of the Hurricanes as of October 31, 2017 taking into consideration available information and the challenging economic environment in Puerto Rico. As part of the process followed by the Bank to assess the overall economic impact of the affected areas, the Bank followed its current allowance for loans and leases losses methodology incorporating additional information as to the possible impacts to be expected. With respect to the commercial portfolio, loans officers’ performed a reach-out exercise to further assess the impact on individual commercial borrowers focusing on large credit exposures which was used as a basis to estimate the possible Hurricanes’ impact. For retail portfolios, the loss estimates were calculated

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considering a range of reasonable possible loss outcomes, based on a sensitivity analysis adjusting the Bank historical data for changes that were expected to continue into the future, eliminating and/or modifying factors in the past that no longer applied.

Management continued to closely monitor the performance of hurricane-affected loan customers, reviewed economic trends and their effect on credit quality in order to determine allowance for loans and lease losses as of October 31, 2018. As a result, the Bank recorded a net loan loss allowance reversal of $33.3 million in connection with revised estimates associated with the effects of the Hurricanes. In addition to updated assessments of financial performance and repayment prospects of certain individually-assessed commercial credits and updated payment patterns and probability of default credit risk analyses applied to consumer borrowers that were subject to payment deferral programs, the reserve releases in 2018 reflect the effect of payments received during 2018 that reduced the balance of the consumer and residential mortgage loan portfolios outstanding on the dates of the Hurricanes.

The Bank maintains insurance for casualty losses as well as for disaster response costs and certain revenue lost through business interruption. As of October 31, 2019, the Bank continues the claim process with insurance carriers related to business interruption and casualty losses.

(3)          Summary of Significant Accounting Policies

The preparation of the consolidated financial statements in conformity with United States Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions relating to reporting of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. The accounting policies that have a significant impact on the Bank’s consolidated financial statements and that require the most judgment include those relating to the valuation of the FDIC loss share indemnification asset, assumptions underlying the determination of the allowance for loan and lease losses and of both the accretable yield and nonaccretable differences in the acquired loans by the FDIC loss share agreements, evaluation of goodwill and other intangible assets for impairment, the valuation of investment securities and derivative instruments, evaluation of investment securities for other‑than‑temporary impairment (OTTI), depreciation of premises and equipment, the valuation of real estate acquired in connection with foreclosure, accounting for uncertain tax positions, accounting for contingencies, valuation allowance for deferred income tax assets, valuation of servicing assets, and assets and obligations related to employee benefits. Actual results could differ from those estimates. The current economic environment in Puerto Rico has increased the degree of uncertainty inherent in those estimates and assumptions.

The following is a description of the Bank’s most significant accounting policies:

(a)           Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, SIPR. All intercompany transactions and balances have been eliminated in consolidation.

(b)           Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents may include cash on hand, amounts due from banks, and interest‑bearing certificates of deposit with other banks with original maturities of three months or less.

(c)           Restricted Time Deposits

As of October 31, 2019 and 2018, as required by the International Bank Center Act, the IBE maintains a $300,000 time deposit with a financial institution in Puerto Rico, which is considered restricted.

In addition, certain laws and regulations applicable to the Bank require funds to be assigned to custodial accounts or invested in government obligations in order to be able to operate. The Bank has $100,000 as of October 31, 2019 and 2018 assigned in a custodial account with a financial institution in Puerto Rico.

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(d)           Investment Securities

Investment securities are classified as held to maturity, trading, or available for sale as follows:

•               Debt securities in which the Bank has the positive intent and ability to hold until maturity are classified as held to maturity and reported at amortized cost. At October 31, 2019 and 2018, the Bank had no investment securities classified as held to maturity.

•               Investment securities classified as trading securities are acquired and held principally for the purpose of selling them in the near future. These investment securities are reported at fair value with unrealized gains and losses included in earnings in the period in which the changes occur. At October 31, 2019 and 2018, the Bank had no trading securities.

•               Investment securities not classified as either investments held to maturity or trading, and which have a readily available fair value, are classified as investments available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income (loss).

The fair value of investment securities is based on prices obtained from an independent nationally recognized pricing service or quotations received from recognized securities dealers and agreed by management. If quoted market prices are not available, fair value is determined from various sources depending on the nature of the investment, including valuation analyses prepared by third parties. Management performs periodic analyses to evaluate the reasonableness of these fair values. See note 23 for additional disclosures related to the fair value of the Bank’s financial instruments and other nonfinancial assets.

Transfers of investment securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in operations for transfers into trading securities. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of other comprehensive income (loss). The unrealized holding gains or losses included in the separate component of other comprehensive income (loss) for securities transferred from available for sale to held to maturity are maintained and amortized into operations over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

The amortization of premiums or accretion of discounts is recorded as an adjustment to interest income using the interest method over the terms of the investment securities. Net realized gains or losses on sales of investment securities available for sale, and unrealized loss valuation adjustments considered other than temporary, if any, on securities classified available for sale or held to maturity are reported as part of other noninterest income in the consolidated statements of operations. The cost of investment securities sold is determined by specific identification. Dividend and interest income are recognized when earned.

Purchases and sales of investment securities are recorded at their trade date. Unsettled purchase transactions are recorded as part of the Bank’s investment positions and as a payable, while unsettled sales transactions are removed from the Bank’s investment positions and recorded as a receivable. As of October 31, 2019 and 2018, there were no unsettled purchase or sale transactions within other liabilities or other assets, respectively, in the accompanying consolidated balance sheets.

Under the requirements of Accounting Standards Codification (ASC) Topic 320‑10‑35, Investments – Debt and Equity Securities – Subsequent Measurement, investment securities are evaluated for OTTI declines in fair value. The Bank conducts periodic reviews to identify and evaluate each investment security in an unrealized loss position for OTTI. Once a decline in value is determined to be other than temporary, the value of a debt security is reduced and a corresponding charge to earnings is recognized for anticipated credit losses. The OTTI analysis requires the Bank to consider various factors, which include, but are not limited to: (1) the length of time and the extent to which fair value has been less than the amortized‑cost basis, (2) the financial condition of the issuer or issuers, (3) actual collateral attributes, (4) the payment structure of the debt security and the likelihood of the issuer being able to make payments, (5) any rating changes by a rating agency, (6) adverse conditions specifically related to the security, industry, or a geographic area, and (7) management’s intent to sell

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the security or whether it is more likely than not that the Bank would be required to sell the investment security before a forecasted recovery occurs.

In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized‑cost basis) exists, but the Bank does not intend to sell the debt security and it is not more likely than not the Bank will be required to sell the debt security before the anticipated recovery of its remaining amortized‑cost basis (i.e., the amortized‑cost basis less any current period credit loss), the impairment is separated into (a) the amount of the total impairment related to the credit loss and (b) the amount of the total impairment related to all other factors. The amount of the total OTTI related to the credit loss is recognized in the consolidated statements of operations. The amount of the total impairment related to all other factors is recognized in other comprehensive income (loss). No other‑than‑temporary charges were recorded in operations during the years ended October 31, 2019, 2018 and 2017.

(e)           Mortgage Loans Held for Sale

Mortgage loans held for sale are stated at the lower of cost or fair value, cost being determined based on the outstanding loan balance less unearned income, and fair value determined on an aggregate basis using current market prices in the secondary market. The cost basis also includes consideration of deferred origination fees and costs, which are recognized in earnings at the time of sale. The amount, by which cost exceeds fair value, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income (loss) for the period in which the change occurs. Mortgage loans held for sale are mainly conforming mortgage loans originated and purchased, which from time to time the Bank sells to other financial institutions or securitizes conforming mortgage loans into Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA), and Federal Home Loan Mortgage Corporation (FHLMC) pass‑through certificates. At October 31, 2019 and 2018, the fair value of mortgage loans held for sale exceeded their cost.

(f)            Loans and Allowance for Loans and Lease Losses

The Bank presents loans subject to the loss share agreements entered as part of the FDIC-assisted transaction as “covered loans” and loans not subject to the loss share agreements as “noncovered loans”.  Noncovered loans include any loans made outside of the FDIC loss share agreements before or after the April 30, 2010 FDIC‑assisted transaction and loans that have been transferred from the covered portfolio due to the expiration of the loss share agreement or elimination of the FDIC guarantee.

On July 12, 2019 the Bank entered into a single-family share loss termination agreement (the Termination Agreement) with the FDIC to terminate all rights and obligations between the parties.  The Termination Agreement resulted in the reclassification of the remaining portfolio of loans from covered loans to noncovered loans. The reclassified loans will continue to be accounted for under the provisions of ASC Subtopic 310-30 Loans and Debt Securities Acquired with Deteriorated Credit Quality.  For additional details on the loss share agreements, please refer to note 4.

Noncovered Loans Accounted for Under the Provisions of ASC Subtopic 310-20, Nonrefundable Fees and Other Costs

Noncovered loans are classified as loans held for investment when management has the intent and ability to hold the loan for the foreseeable future or until maturity or payoff. The foreseeable future is a management judgment, which is determined based upon the type of loan, business strategies, current market conditions, asset and liability management, and liquidity. Management’s view of the foreseeable future may change based on changes in these conditions. When a decision is made to sell or securitize a loan that was not originated or initially acquired with the intent to sell or securitize, the loan is reclassified from held for investment into held for sale. Due to changing market conditions or other strategic initiatives, management’s intent with respect to the disposition of the loan may change, and accordingly, loans previously classified as held for sale may be reclassified into held for investment. Loans transferred between loans held for sale and held for investment classifications are recorded at the lower of cost or fair value at the date of transfer. Noncovered loans held for

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investment are reported at their outstanding principal balances net of any unearned income, charge‑offs, unamortized deferred fees and costs on originated loans, premiums or discounts on purchased loans (other than those under the FDIC‑assisted transaction), and the allowance for loan and lease losses. Fees collected and costs incurred in the origination of new loans are deferred and amortized using the interest method or a method that approximates the interest method over the term of the loan as an adjustment to interest yield.

It is the general policy of the Bank to discontinue the accrual of interest when principal or interest payments are delinquent for 90 days or longer or when other factors indicate that the collection of principal and interest is doubtful. Noncovered loans for which the recognition of interest income has been discontinued are designated as nonaccrual. All interest accrued but not collected for noncovered loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on a cash basis until qualifying for return to accrual. Loans return to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The Bank follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan and lease losses (ALLL) to provide for inherent losses in the noncovered loan portfolio. This methodology consists of several key factors such as prevailing economic conditions and environmental factors, credit grading assigned to commercial loans, portfolio risk characteristics, prior loss experience, and results of periodic review of individual noncovered loans. The allowance for loan and lease losses is established as losses are estimated to have occurred through a provision for loan and lease losses charged to earnings. Management periodically reviews the allowance for loan and lease losses policy and methodology to reflect changes in portfolio trends, economic conditions, regulatory requirements, and other relevant factors.

The Bank’s methodology is determined in accordance with accounting guidance, specifically guidance in ASC Subtopic 450‑20, Loss Contingencies, for large groups of small balance homogeneous loans that are collectively evaluated for impairment and loan impairment guidance in ASC Section 310‑10‑35, Accounting by Creditors for Impairment of a Loan, for commercial and industrial loans and residential mortgage loans over a predefined amount.

The allowance for loan and lease losses consists of the following two main components:

a)        A specific loan component, which is the allowance for impaired loans as required by ASC 310‑10‑35, and

b)        An inherent loss component for all other loans not individually evaluated for impairment but that, on a portfolio basis, is believed to have some inherent but unidentified loss in accordance with ASC 450‑20, and adjusted to consider the current status and recent trends of economic data affecting the Bank, its customers, and loan portfolios.

Under ASC 310‑10‑35, commercial and industrial including construction loans, and residential mortgage loans are evaluated on a loan‑by‑loan basis and are determined to be impaired when, based on current conditions and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The Bank measures for impairment all commercial and industrial including construction, and residential mortgage loans with an outstanding book balance over $500,000.

ASC 310-10-35 states that some impaired loans may have characteristics in common with other impaired loans.  As such, these loans may be aggregated and evaluated collectively for impairment.  The Bank applies this guidance to measure impairment for the following:

•         Residential Mortgages Trouble Debt Restructurings (TDR’s) with an outstanding balance under $500,000, and;

•         All other retail loans identified as TDR’s.

For commercial and industrial loans not meeting the Bank’s definition of loans to be individually evaluated for impairment and that comply with the following conditions an assessment is performed in order to determine if

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any charge off shall be recorded against any of them: (1) loans with outstanding book balance lower than $500,000 but in nonaccrual status, (2) loans rated with regulatory risk rating of substandard or worse and/or have a delinquency over 90 days past due.

For residential mortgages not meeting the definition, a separate analysis is performed for all loans which are past due in excess of 150 days.  The individual analysis of each loan may result in the recognition of a partial charge off and/or specific reserve.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. If such measurement is less than the recorded investment in the loan, the Bank recognizes the impairment by creating an allowance for loan and lease losses with a resulting charge to the provision for loan and lease losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Under ASC 450‑20, the allowance for loan and lease losses calculation of the Bank is based on historical charge‑off experience adjusted for significant factors that, in management’s judgment, reflect the effect of any current conditions on loss recognition.  A loss emergence period (LEP) assumption adjusts the historical loss factor.  The LEP measures the period from when a loss triggering event occurs to the point in time when the loss is actually incurred.  The Bank uses empirical analysis of the time between the loss triggering events to the time when the loss confirmation occurs.

Factors that management considers in the analysis to supplement the historical charge‑off experience include the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge‑offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards, and other changes in lending policies, procedures and practices; experience, ability, and depth of lending management and other relevant staff; local economic trends and industry conditions; effects of external factors such as competition and regulatory requirements on the level of estimated credit losses in the current portfolio; and effects of changes in credit concentrations and collateral values.

The residential mortgage loans (only those with an outstanding book balance below $500,000 not evaluated under ASC 310‑10‑35) and consumer loans, which includes overdraft accounts, personal loans, auto loans, auto leases, credit cards, and revolving personal credits are considered homogenous loan portfolios, and are evaluated collectively for impairment.

The Bank applies an overall allowance percentage to each noncovered loan portfolio segment based on historical credit losses adjusted for current conditions and trends. Allowances on individual loans and historical loss rates are reviewed and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge‑off experience. While management uses current available information in estimating possible loan and lease losses, factors beyond the Bank’s control such as those affecting general economic conditions may require future changes to the allowance.

Noncovered loans, or portions thereof, are charged off in the period in which they are deemed uncollectible. The Bank has a policy of charging off consumer loans that are 120–180 days delinquent, depending on the collateral of the loan, consistent with federal and Puerto Rico regulations. Residential mortgage loans and collateral dependent commercial and industrial loans are written off, partially or in full, when it is probable a loss has occurred as the collateral is not sufficient to recover the investment in the loan. Subsequent recoveries, if any, are credited to the allowance.

Cash payments received on impaired loans are recorded in accordance with the contractual terms of the loan. The principal portion of the payment is used to reduce the principal balance of the loan, whereas the interest portion is recognized as interest income. However, when management believes the ultimate collectibility of principal is in doubt, the interest portion is applied to principal.

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Covered and Noncovered Loans Accounted for Under ASC Subtopic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality

Covered loans and noncovered loans acquired in the FDIC‑assisted transaction are accounted for under the provisions of ASC Subtopic 310‑30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The Bank accounts for loans under ASC 310‑30 when (a) the Bank acquires loans deemed to be impaired, there is evidence of credit deterioration, and it is probable, at the date of acquisition, that the Bank would be unable to collect all contractually required payments and (b) as a general policy election for nonimpaired loans that the Bank acquires.

Under ASC 310‑30, the Bank is permitted to aggregate acquired loans into one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Under the circumstance that a pool of loans is acquired with a significant discount for credit, but it is determined that for some of the loans in the acquired loan pool, it is probable that all the contractual payments would be received (therefore, the loans meet the first criteria of ASC 310‑30‑15‑2 but not the second), the Bank applied the discount accretion guidance in ASC 310‑30, instead of the standard loan discount accretion guidance of ASC 310‑20 to those loans. As documented in a letter from the American Institute of Certified Public Accountants (AICPA) Depository Institution Expert Panel to the Office of Chief Accountant of the Securities and Exchange Commission (SEC), on December 5, 2009, the SEC addressed the recognition of discount accretion for loans acquired under these circumstances. As referred to in the AICPA’s letter, when loans are acquired with a significant discount for credit (e.g., at a fair value lower than the contractual amounts due) and such loans are not within the scope of ASC 310‑30, the AICPA believed that the SEC “would not object to an accounting policy based on contractual cash flows or an accounting policy based on expected cash flows,” meaning that an entity could either apply the accretion guidance of ASC 310‑20 or that of ASC 310‑30 to such loans. Consistent with the AICPA’s views, the Bank applied the guidance of ASC 310‑30 to all loans acquired in the transaction including loans that did not meet the scope of ASC 310‑30.

The acquired loans were recorded at their estimated fair value at the time of acquisition without considering the loss share agreements. Fair value of acquired loans was determined using a discounted cash flow model based on assumptions about the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, and current market rates. Estimated credit losses were included in the determination of fair value; therefore, an allowance for loan and lease losses was not recorded on the acquisition date.

In accordance with ASC 310‑30 and in estimating the fair value of loans at the acquisition date, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the undiscounted contractual cash flows) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the undiscounted expected cash flows). The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the loss exposure in the acquired loan portfolio and such amount is subject to change over time based on the performance of the loans. The carrying value of acquired loans is reduced by payments received and increased by the portion of the accretable yield recognized as interest income.

The excess undiscounted expected cash flows at acquisition over the initial fair value of acquired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the loans using the effective‑yield method if the timing and amount of the future cash flows are reasonably estimable. For purposes of cash flow reporting, the amortization of accretable yield on loans is reduced from operating cash flows; all collections on acquired loans are included as cash flows from investing activities.

In addition, subsequent to acquisition, the Bank is required to periodically evaluate the estimate of cash flows expected to be collected. These evaluations require the continued usage of key assumptions and estimates, similar to the initial estimate of fair value. Given the current economic environment, management must apply judgment to develop its estimates of cash flows, changing loss severities, and prepayment speeds. The covered and noncovered loans subject to ASC 310‑30 are and will be reviewed for collectibility, based on the expectation of cash flows on these loans. As a result, if there are decreases in expected cash flows due to an increase in estimated credit losses compared to the most recent estimate of cash flows expected to be collected,

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the decrease in the present value of expected cash flows will be recorded as a provision for loan losses charged to earnings and an allowance for loans will be established. For covered loans subject to ASC 310-30, a related credit to income and an increase in the FDIC loss share indemnification asset will be recognized at the same time, measured based on the loss share percentages as described in note 4. Increases in the expected cash flows will generally result in an increase in interest income over the remaining life of the pool of loans after reversing any previously recorded allowance for loan and lease losses. The impacts of (i) prepayments, (ii) changes in variable interest rates, and (iii) any other changes in the timing of expected cash flows are recognized prospectively as adjustments to interest income. Disposals of loans, which may include sales of loans to third parties, receipt of payments in full by the borrower, and foreclosure of the collateral, result in removal of the loan from the pool at its estimated carrying amount. For foreclosed properties, the estimated carrying amount is deemed to approximate the fair value of the repossessed property. This removal method assumes that the amounts received from resolution approximate pool performance expectations. The amount of cash flows expected to be collected, and accordingly, the adequacy of the allowance for loan losses due to certain decreases in expected cash flows, is particularly sensitive to changes in the loan credit quality.

During April 2019, the Bank revised the purchase credit impaired policy for all loans accounted for under ASC 310-30. Under the revised policy, the Bank writes-off the loan’s recorded investment and derecognizes the associated allowance for loan and lease losses for loans that exit the pools. The revised policy implementation was performed prospectively due to the immaterial impact for retrospective adoption. Prior to April 2019, the pool’s carrying value and allowance was determined by discounting expected cash flows at the pool’s effective yield.

When circumstances warrant, the Bank may modify acquired loans. The impact of these modifications is incorporated into the Bank’s periodic assessment of whether a probable and significant change in expected cash flows has occurred, and the loans continue to be reported and accounted for under ASC 310-30. The Bank monitors the performance of modifications and updates and/or refines assumptions as experience and changes in circumstances or data warrant.

If a loan’s contractual interest varies based on subsequent changes in an independent factor, such as an index or rate (e.g., prime rate), that loan’s contractually required payments receivable is calculated based on the factor as it changes over the life of the loan. Projections of future changes in the factor are not made for purposes of determining the effective interest or estimating cash flows expected to be collected. At acquisition date, the amount of cash flows expected to be collected is based on the index rate in effect at acquisition.

Loans accounted for under ASC 310‑30 are generally considered accruing and performing loans as the loans accrete interest income over the estimated life of the loan when cash flows are reasonably estimable. Accordingly, acquired impaired loans that are contractually past due are generally considered to be accruing and performing loans.

Acquired loans accounted for under ASC 310-30 are classified as loans held for investment when management has the intent and ability to hold the loan for the foreseeable future or until maturity or payoff. Management’s view of the foreseeable future may change based on changes in these conditions. When a decision is made to sell or securitize a loan that was not originated or initially acquired with the intent to sell or securitize, the loan is recorded as an exit event at the time of sale.

(g)           Covered Assets and the FDIC Loss Share Indemnification Asset

As a consequence of the FDIC‑assisted transaction, the Bank entered into two loss share agreements with the FDIC that cover certain assets acquired, which includes various types of loans and other real estate owned (OREO) (covered assets). Under the loss share agreements, the FDIC is obligated to reimburse the Bank for losses with respect to covered assets. The Bank will also reimburse the FDIC, under the same share coverage, for qualifying recoveries with respect to losses for which the FDIC may have reimbursed the Bank. The loss share agreements also provide for certain costs directly related to the collections and preservation of covered assets to be reimbursed at an 80% level. It is the Bank’s policy to recognize reimbursable expenses upon receipt of cash from the FDIC. Incurred expenses reimbursed by the FDIC under the loss share agreements amounting to $2.6 million, $15.4 million and $7.8 million as of October 31, 2019, 2018 and 2017, respectively, are presented as part of noninterest expenses in the consolidated statements of operations.

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As a result of the Termination Agreement executed in July 2019, assets covered by the loss share agreement, including covered loans were reclassified to noncovered loans. After July 2019, the Bank recognizes all future credit losses, expenses, gains and recoveries related to the formerly covered assets with no offset due to or from the FDIC.

The commercial (including construction) and consumer loans loss share agreement expired on June 30, 2015 with an additional recovery sharing period of three years thereafter which ended on June 30, 2018. During the agreement period, reporting on all shared assets is required whether or not the asset experienced a charge-off or expense claim. However, under the recovery period of the commercial and consumer loans loss share agreement, reporting only included recoveries and expenses related to recovery assets (a covered asset that had a previous claimable loss).

The recovery period certificates included two categories of net results; one related to OREO and the second related to loans.  The net results of each category (recoveries versus reimbursable expenses) cannot be netted when one of the certificates results in a net loss. Net losses are carried forward to the following certificate and on the final recovery quarter certificate of June 2018 a cumulative analysis was performed on each certificate category. As a result of the analysis and certificate calculation in June 2018, a net OREO loss carryforward amounting to $2.4 million was reimbursed subsequently by the FDIC.

Up until the end of the recovery period in June 2018, recovery amounts and expense reimbursements determined would be recognized based on the quarterly certificates once submitted to the FDIC. In case the quarterly certificate for the OREO category resulted in a net loss position that will be carried forward to the subsequent quarter, only the portion of the recoveries that are recognized as an FDIC payable would be offset against reimbursable expenses when recognizing the certificate. The Bank recognized $5.8 million and $2.6 million as of October 31, 2018 and 2017, respectively, in recoveries expenses which are presented as part of noninterest expenses in the consolidated statements of operations. Refer to note 4 for further details.

The acquisition date fair value of the expected loss reimbursements that the Bank will receive from the FDIC is recognized as an indemnification asset under ASC Topic 805, Business Combination. The fair value of the loss share indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets, based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are then discounted at a market‑based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursements from the FDIC. The amount ultimately collected for this asset is dependent upon the performance of the underlying covered assets, the passage of time, and claims submitted to the FDIC. These claims are submitted periodically to the FDIC following the provisions of the loss share agreements. The amounts claimed are subject to standard reviews by the Division of Resolutions and Receiverships of the FDIC who manages the loss share agreements, which could result in changes to the amounts previously claimed or the timing of recognition.

The Bank assesses the indemnification asset for collectibility. Amounts collectible from the FDIC through loss reimbursements comprise losses currently expected within the loss share term. A current period impairment is recorded to the extent that events or circumstances indicate that losses previously expected to occur within the loss share term are not expected to occur or will occur subsequent to loss share termination. Impairments are recorded as a current period charge to income included as part of noninterest expenses in the accompanying consolidated statements of operations. As of October 31, 2018, there were no indications of impairment as a result of such assessment. At October 31, 2019, as a result of the Termination Agreement executed on July 12, 2019 there is no outstanding balance related to the FDIC loss share Indemnification Asset.

The FDIC loss share indemnification asset will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC. Expected credit losses in excess of acquisition‑date estimates will result in an increase in the FDIC loss share indemnification asset. Conversely, if expected credit losses are less than acquisition‑date estimates, the FDIC loss share indemnification asset will be reduced. The income statement effects of the FDIC loss share indemnification asset are included in noninterest income and include the accretion due to discounting and changes in expected reimbursements.

The Bank has determined that the accounting treatment for the indemnification asset should mirror the accounting for the indemnified assets. As such, where there is only a change in timing of expected collections

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on loan pools, and not a change in aggregate collections, in other words, where loss assumptions have remained constant, there should be no significant impact on the indemnification asset except for a change related to the time value of money, assuming that the timing of the reimbursement of incurred loss is the only change. Where losses have increased and the respective assets are indemnified by the FDIC, the indemnification asset will be increased by the present value of anticipated future loss. Where losses have decreased on indemnified assets, the present value of the amount of the indemnification asset that was established, based upon the previously expected losses (and which are no longer to be claimed from the FDIC), will be amortized to income over the period of indemnification.

The Bank has segregated the indemnification asset into tranches, each tranche representing a pool of indemnified loans, as being accounted for under ASC 310‑30 and additional tranches that include the indemnified OREO portfolio. Periodically, in conjunction with the reforecast of the cash collection assumptions, each tranche of the indemnification asset is recalculated and the resulting effect on income is determined.  The time value of money incorporated into the present value computation is accreted into earnings over the shorter of the life of the loss share agreements or the holding period of the covered assets.

(h)           Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

Under the provisions of ASC Topic 860‑20, Sales of Financial Assets, transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the transferor, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

The Bank periodically enters into loan participation agreements with the Puerto Rico branch of BNS (the Branch) and with other unrelated financial institutions. The loan participations to the Branch are considered sales and, therefore, not recognized on the Bank’s consolidated balance sheets.

For Puerto Rico income tax purposes, the Bank treats the transfers of loans, which do not qualify as “true sales” under the applicable accounting guidance, as sales, recognizing a deferred tax asset or liability on the transaction. For transfers of financial assets that satisfy the conditions to be accounted for as sales, the Bank derecognizes all assets sold; recognizes all assets obtained and liabilities incurred in consideration as proceeds of the sale, including servicing assets and servicing liabilities, if applicable; initially measures at fair value assets obtained and liabilities incurred in a sale; and recognizes in earnings any gain or loss on the sale. The guidance on transfer of financial assets requires a true sale analysis of the treatment of the transfer under state law as if the Bank was a debtor under the bankruptcy code. A true sale legal analysis includes several legally relevant factors, such as the nature and level of recourse to the transferor, and the nature of retained interests in the loans sold. The analytical conclusion as to a true sale is never absolute and unconditional, but contains qualifications based on the inherent equitable powers of a bankruptcy court, as well as the unsettled state of the common law. Once the legal isolation test has been met, other factors concerning the nature and extent of the transferor’s control over the transferred assets are taken into account in order to determine whether derecognition of assets is warranted.

When the Bank sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Bank’s mortgage operations groups conforming conventional mortgage loans into pools that are exchanged for FHLMC, FNMA, and GNMA mortgage‑backed securities, which are generally sold to private investors, or sold directly to FHLMC, FNMA, or other private investors for cash. To the extent the loans do not meet specified characteristics, investors are generally entitled to require the Bank to repurchase such loans or indemnify the investor against losses if the assets do not meet certain guidelines. The Bank has not recorded any specific contingent liability in the consolidated financial statements for these customary representation and warranties related to loans sold by the Bank, and management believes that, based on historical data, the probability of payments and expected losses under these representation and warranty arrangements is not significant.

GNMA programs allow financial institutions to buyback individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the Bank provides servicing. At the Bank’s option and without

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GNMA prior authorization, the Bank may repurchase such delinquent loans for an amount equal to 100% of the loan’s remaining principal balance. This buy‑back option is considered a conditional option until the delinquency criteria is met, at which time the option becomes unconditional. When the loans backing a GNMA security are initially securitized, the Bank treats the transaction as a sale for accounting purposes because the conditional nature of the buy‑back option means that the Bank does not maintain effective control over the loans, and therefore, these are derecognized from the consolidated balance sheets. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Bank is deemed to have regained effective control over these loans and they must be brought back onto the Bank’s books as assets at fair value, regardless of whether the Bank intends to exercise the buy‑back option. For the years ended October 31, 2019 and 2018, the Bank had recognized $60.1 million and $92.9 million of delinquent mortgage loans that met such option, respectively.  In addition, a corresponding offsetting liability is recorded for the same amount and is presented as part of other liabilities in the consolidated balance sheets. Quality review procedures are performed by the Bank as required under the government agency programs to ensure that assets guideline qualifications are met. The Bank repurchased, pursuant to its repurchase option with GNMA, $38.0 million and $31.2 million in mortgage loans for the years ended October 31, 2019 and 2018, respectively. The decision to repurchase these loans was based on economic benefits of the transaction, which results in a reduction of the servicing costs for severely delinquent loans, mostly related to principal and interest advances.  The principal balance of these loans is fully guaranteed and the risk of loss related to these repurchased loans is generally limited.  The Bank places these loans under its loss mitigation programs and once brought back to current status, these may be either returned to portfolio or re-sold in the secondary market.

The Bank repurchased from loan sales to FNMA and FHLMC the amount of $3.3 million and $2.9 million for the years ended October 31, 2019 and 2018, respectively.  These repurchases were recorded at fair value.

(i)            Servicing Assets

The Bank periodically sells or securitizes mortgage loans while retaining the obligation to perform the servicing of such loans. In addition, the Bank may purchase or assume the right to service loans originated by others. If the servicing asset or liability was purchased or assumed rather than undertaken in a sale or securitization of the financial assets being serviced, it shall be measured initially at its fair value, which is the price paid at the transaction date. An assumption of a servicing obligation does not result in separate recognition of a servicing liability, unless substantially all the risks and rewards inherent in the servicing liability have been effectively transferred. A servicing asset is recognized whenever the compensation for servicing is expected to more than adequately compensate the servicer for performing the servicing. Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Bank for its expected cost. Servicing assets are included as part of other assets in the accompanying consolidated balance sheets. Mortgage loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

All separately recognized servicing assets and servicing liabilities are initially measured at fair value. Subsequent to the initial measurement, the Bank has elected to measure each class of servicing assets or liabilities by applying the fair value method at each reporting date. Changes in fair value resulting from the measurement of servicing assets or liabilities at each reporting date are reported in earnings in the period in which the changes occur, presented within mortgage banking activities in the consolidated statements of operations.

Net mortgage servicing fees, a component of mortgage banking activities in the consolidated statements of operations, include the changes from period to period in fair value of the servicing assets and liabilities, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, representing changes due to collection of expected cash flows.

(j)            Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to operating expenses and are computed on a straight‑line method over the estimated useful life of the depreciable assets. Leasehold improvements are amortized over the terms of the respective

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leases or estimated useful lives of the improvements, whichever is shorter. Expenditures for major improvements and remodeling are capitalized, and maintenance and repairs are charged to expense as incurred. Costs of renewals and betterments are capitalized. When assets are disposed, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings as realized or incurred, respectively.

The Bank has operating lease arrangements primarily associated with the rental of premises to support its branch network or for general office space. Certain of these arrangements are noncancelable and provide for rent escalations and renewal options. Rent expense on noncancelable operating leases with scheduled rent increases is recognized on a straight‑line basis over the lease term.

ASC 360‑10‑35‑47, Impairment and Disposal of Long‑Lived Assets, defines a long‑lived asset to be abandoned as disposed off when it ceases to be used. If an entity commits to a plan to abandon a long‑lived asset before the end of its previously estimated useful life, depreciation estimates shall be revised to reflect the use of the asset over its shortened useful life. The Bank may determine to abandon or dispose of a contract that is an operating lease based on when the Bank has completely vacated the space under an operating lease contract (cease to use date). The Bank will record a liability as of the “cease to use date” for costs that will continue to be incurred under the lease contract for the remaining terms without economic benefit. The cost included in the liability calculation will contain the aggregated fair value of any contracted rent and common area maintenance payments to be disbursed after the “cease to use date.” The liability will be adjusted for any sublease rental income that can be reasonably obtained.

The Bank evaluates for impairment its long‑lived assets to be held and used, and long‑lived assets to be disposed of, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition is made. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, an impairment loss is recognized. The amount of the impairment is the excess of the carrying amount over the fair value of the asset. In the event of an asset retirement, the Bank recognizes a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value of such liability can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long‑lived asset and depreciated over the shorter period between the useful life of the property or the lease term.

(k)           Other Real Estate Owned

Noncovered Other Real Estate Owned

OREO represents assets acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans and commercial and consumer loans secured with real estate, and other assets, on which the borrowers have defaulted as to payment of principal and interest. Foreclosed assets are recorded at fair value of the property as of date of repossession. After the recognition of the OREO, the fair value adjusted by the expected historical realization of similar properties less cost to sell becomes the new cost basis for the OREO property. If an OREO property has mortgage insurance, the Bank will evaluate the probability that the mortgage insurance claim will be paid and will establish a receivable related to such claim. As of October 31, 2019 and 2018, the mortgage insurance receivable amounted to approximately $10.1 million and $11.2 million, respectively, which is recognized as part of other assets in the consolidated balance sheets. Any write‑offs at date of acquisition are charged to the allowance for loan and lease losses. Expenses incurred in maintaining assets and subsequent write‑offs to reflect declines in the net realizable value of the property are included in noninterest expenses and noninterest income, respectively.

Covered Other Real Estate Owned

All OREO acquired in the FDIC‑assisted transaction of R‑G or arising from foreclosure of collateral associated with covered loans (as described above) are subject to indemnification pursuant to the FDIC loss share agreement and are referred to as covered OREO. Covered OREO are reported exclusive of expected reimbursements from the FDIC. Foreclosed assets are recorded at fair value adjusted by expected historical realization of similar properties less estimated cost to sell. Any future impairment related to the decrease in fair value on covered OREO will result in a reduction of the carrying amount charged to other noninterest income,

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with a partially offsetting accretion of FDIC loss share indemnification asset for the loss reimbursement under the FDIC loss share agreements. Any recoveries of previous write‑downs are credited to other noninterest income with a corresponding charge to accretion of FDIC loss share indemnification asset for the portion of the recovery that is due to the FDIC. As a result of the Termination Agreement executed on July 2019 with the FDIC, assets covered by the single-family loss share agreement including covered OREO were reclassified to noncovered OREO.

(l)            Goodwill and Other Intangible Assets

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill is reviewed for impairment at least annually in accordance with the provisions of ASC Subtopic 350‑20‑35, Subsequent Measurement.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350).  The objective of this ASU is to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The Bank should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, the Bank should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. As permitted, the Bank early adopted this guidance in order to conduct its 2017 impairment test. Upon completion of the annual test as of June 30, 2017, goodwill was determined to be impaired by approximately $72.2 million.

The impairment recorded during 2017 was a result of the challenging environment mainly driven by the sustained recession of the Puerto Rico economy, the fiscal crisis in the Puerto Rico Government, fall in population and increases in unemployment rates which has led the Bank to experience slower growth than projected.

The following table shows the activity in goodwill and other intangibles for the years ended October 31, 2019, 2018 and 2017:

		Core	Customer
	Goodwill	deposit	relationships	Total
Ending balance,
October 31, 2016	$72,237,000	1,402,806	1,696,834	75,336,640
Amortization	-	(555,244)	(819,500)	(1,374,744)
Impairment	(72,237,000)	-	-	(72,237,000)
Ending balance,
October 31, 2017	-	847,562	877,334	1,724,896
Amortization	-	(520,111)	(753,500)	(1,273,611)
Ending balance,
October 31, 2018	-	327,451	123,834	451,285
Amortization	-	(287,151)	(123,834)	(410,985)
Ending balance,
October 31, 2019	$-	40,300	-	40,300

Intangible assets other than goodwill, which are determined to have finite lives, are amortized based upon the estimated economic benefits received and evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The customer relationships intangible resulted from the R-G acquisition and represents the value attributed to the future economic net income resulting from the revenue produced by the existing customer relationships due to the cross selling ability of insurance products, such as home, life, and disability insurance, among others, during the mortgage

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underwriting and closing process. The weighted average amortization period of the customer relationships and core deposit intangibles at inception approximated 9 and 10 years, respectively.

Amortization expense for the core deposit and customer relationships intangibles is recognized within noninterest expense in the accompanying consolidated statements of operations.

(m)         Derivative Instruments and Hedging Activities

The Bank accounts for its hedging activities in accordance with ASC Topic 815, Derivatives and Hedging. All derivatives, whether freestanding or embedded, are recognized on the consolidated balance sheets at their fair value. On the date the derivative contract is entered into, the Bank designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), a foreign currency fair value or cash flow hedge (foreign currency hedge), or trading derivative. The Bank formally documents all relationships between hedging instruments and hedged items, as well as its risk‑management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow, or foreign currency hedges to specific assets and liabilities on the consolidated balance sheets or to specific firm commitments or forecasted transactions. The Bank also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Bank discontinues hedge accounting prospectively.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in earnings.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of a derivative that is highly effective as hedge and that is designated and qualify as foreign currency hedge is recorded in either earnings or other comprehensive income, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge. Changes in the fair value of derivative trading instruments are reported in current‑period earnings.

The Bank discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is redesignated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Bank continues to carry the derivative on the consolidated balance sheets at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Bank continues to carry the derivative on the consolidated balance sheets at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the consolidated balance sheets, and recognizes any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Bank continues to carry the derivative on the consolidated balance sheets at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Bank continues to carry the derivative at its fair value on the consolidated balance sheets, and recognizes any changes in its fair value in earnings.

The Bank occasionally originates financial instruments that contain embedded derivatives. At inception of the financial instrument, the Bank assesses: (1) if the economic characteristics of the embedded derivative are

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clearly and closely related to the economic characteristics of the financial instrument (host contract), (2) if the financial instrument that embodies both the embedded derivative and the host contract is measured at fair value with changes in fair value reported in earnings, or (3) if a separate instrument with the same terms as the embedded instrument would not meet the definition of a derivative. If the embedded derivative does not meet any of these conditions, it is separated from the host and carried at fair value with changes recorded in current period earnings as part of noninterest income.

(n)           Income Taxes

In preparing the consolidated financial statements, the Bank is required to estimate income taxes. This involves an estimate of current income tax expense together with an assessment of temporary differences resulting from differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The determination of current income tax expense involves estimates and assumptions that require the Bank to assume certain positions based on its interpretation of current tax laws and regulations. Changes in assumptions affecting estimates may be required in the future and estimated tax assets or liabilities may need to be increased or decreased accordingly. The accrual for tax contingencies is adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law, and emerging legislation. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. Favorable resolution of such matters could be recognized as a reduction to the Bank’s effective tax rate in the year of resolution. Unfavorable settlement of any particular issue could increase the effective tax rate and may require the use of cash in the year of resolution.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A deferred tax valuation allowance is established if it is considered more likely than not that all or a portion of the deferred tax assets will not be realized.

The Bank follows the provisions of ASC Topic 740‑10‑25, Income Taxes Recognition, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740‑10‑25 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. According to this pronouncement, tax benefits of uncertain tax positions are to be recorded only when the position is “more likely than not” to be sustained based on its technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefits claimed, or expected to be claimed, in tax return in excess of the benefit recorded in the consolidated financial statements, along with any interest and penalty (if applicable) on such excess. Interest and penalties related to unrecognized tax benefits are included within the provision for taxes on the consolidated statements of operations.

At October 31, 2019 and 2018, the Bank did not recognize any liability for unrecognized tax benefits.

(o)           Surplus Reserve

Banking Law of the Commonwealth of Puerto Rico requires that, prior to the payment of dividends in any given year, at least 10% of the Bank’s annual net income, as defined, be transferred to the surplus account until the surplus reserve account at least equals the sum of the Bank’s paid‑in common and preferred stock capital. Any losses incurred by the Bank must first be charged to undivided profits and then to the surplus reserve. Amounts transferred to surplus reserve from the undivided profits are not available for distribution to its stockholders without the prior consent of the Puerto Rico Commissioner of Financial Institutions. At October 31, 2019 and 2018, the surplus reserve amounted to approximately $84.3 million and $75.4 million, respectively.

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(p)           Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. GAAP requires that recognized revenue, expenses, gains, and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, cash flow hedges, and changes in the funded status of postretirement benefits are reported as a separate component of the stockholder’s equity section of the consolidated balance sheets, such items, along with net income (loss), are components of comprehensive income (loss).

(q)           Fair Value of Financial Instruments

The Bank determines the fair value of its financial instruments based on the fair value framework established in ASC Subtopic 820‑10‑35, Fair Value Measurement, Subsequent Measurement, which establishes a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical markets and for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820‑10‑35 are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

Level 2 – Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

(r)            Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigations, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(s)            Reclassifications

Certain amounts for the 2018 and 2017 consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications did not change reported stockholder’s equity or net income (loss) for 2018 and 2017.

(t)            New Accounting Updates Not Yet Adopted

FASB Accounting Standards Update (“ASU”) 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. The FASB issued ASU 2019-04 in April 2019, which clarifies areas of guidance related to the recently issued standards on credit losses (Topic 326), derivatives and hedging (Topic 815), and recognition and measurement of financial instruments (Topic 825). Amendments to Topic 326 are mainly in the areas of accrued interest receivable, transfers of loans and debt securities between classifications, inclusion of expected recoveries in the allowance for credit losses and permitting a prepay-adjusted effective interest rate except for TDRs. Amendments to Topic 815 and Topic 825 are mainly in the areas of fair value hedges and equity securities accounted for under the measurement alternative, respectively. The amendments have the same effective date as ASU 2017-12 and ASU 2016-13.

FASB Accounting Standards Update (“ASU”) 2019-01, Leases (Topic 842): Codification Improvements. In March 2019, the FASB issued ASU No. 2019-01 which states that for lessors that are not manufacturers or dealers, the fair value of the underlying asset is its cost, less any volume or trade discounts, as long as there isn’t

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a significant amount of time between acquisition of the asset and lease commencement; (2) clarifies that lessors in the scope of ASC 942 must classify principal payments received from sales-type and direct financing leases in investing activities in the statement of cash flows; and (3) clarifies the transition guidance related to certain interim disclosures provided in the year of adoption. To coincide with the adoption of ASU No. 2016-02 (November 1, 2020 for the Bank). The adoption of this ASU is not expected to have a material impact on the Bank’s consolidated financial statements.

FASB Accounting Standards Update (“ASU”) 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors. In December 2018, the FASB issued ASU No. 2018-20 which allows lessors to make an accounting policy election of presenting sales taxes and other similar taxes collected from lessees on a net basis, (2) requires a lessor to exclude lessor costs paid directly by a lessee to third parties on the lessor’s behalf and include lessor costs that are paid by the lessor and reimbursed by the lessee in the measurement of variable lease revenue and the associated expense, and (3) clarifies that when lessors allocate variable payments to lease and non-lease components they are required to follow the recognition guidance in the new leases standard for the lease component and other applicable guidance, such as the new revenue standard, for the non-lease component. The amendments have the same effective date as ASU 2016-02 (November 1, 2020 for the Bank). ASU 2018-20 is not expected to have a material impact on Bank’s consolidated financial statements.

FASB Accounting Standards Update (“ASU”) 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. The amendments in this Update include items brought to the Board’s attention by stakeholders. The amendments align the implementation date for non-public entities’ annual financial statements with the implementation date for their interim financial statements and clarify the scope of the guidance in the amendments in Update 2016-13. The amendment clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Impairment of receivables arising from operating leases will be accounted for in accordance with Topic 842, Leases. The amendments have the same effective date as ASU 2016-13.The adoption of this will not have a material impact on our consolidated financial statements and related disclosures.

FASB Accounting Standards Update (“ASU”) 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. The amendments in this Update permit use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the UST, the LIBOR swap rate, the OIS rate based on the Fed Funds Effective Rate, and the SIFMA Municipal Swap Rate. The Bank’s implementation date for this pronouncement is November 1, 2020. The adoption of this will not have a material impact on our consolidated financial statements and related disclosures.

FASB Accounting Standards Update (“ASU”) 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-15, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, ASU 2018-15 requires an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The ASU also requires the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement, which includes reasonably certain renewals. This ASU is the final version of Proposed Accounting Standards Update 2018–230—Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which has been deleted. This ASU will be applied prospectively for annual and interim periods in fiscal years beginning after December 15, 2020 for nonpublic entities. This ASU will be effective for the Bank on November 1, 2021. Early adoption is permitted. The effects of this standard on our consolidated statement of financial position, results of operations or cash flows are not expected to be material.

FASB Accounting Standards Update (“ASU”) 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans -General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure

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Requirements for Defined Benefit Plans. The FASB issued ASU 2018-14 in August 2018, which modifies the disclosure requirements for employers that sponsor defined benefit pension or postretirement plans. The most significant changes include the removal of the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year and the effects of a one-percentage point change in assumed health care cost trend rates on the aggregate of the service and interest cost components of net periodic benefit costs and benefit obligation for postretirement health care benefits. In addition, certain disclosure requirements were added which include, but are not limited to, an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. The amendments in this ASU are effective for nonpublic entities for fiscal years ending after December 15, 2021, with early adoption permitted. This ASU will be effective for the Bank on November 1, 2022.  The amendments in this ASU should be applied on a retrospective basis to all periods presented. Upon adoption of this standard, the Bank will be impacted principally by the simplified disclosures on defined benefit plans.

FASB Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. In August 2018, the FASB issued ASU 2018-13, which modifies disclosure requirements related to fair value measurement. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. Early adoption is permitted. The standard also allows for early adoption of any removed or modified disclosures upon issuance of this ASU while delaying adoption of the additional disclosures until their effective date. This ASU will be effective for the Bank on November 1, 2020. The new guidance is not expected to have a material impact on the consolidated statements of operations or the consolidated statement of cash flows.

FASB Accounting Standards Update (“ASU”) 2018-11, Leases - Targeted Improvements. In July 2018, the FASB issued ASU No. 2018-11 to provide entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU No. 2016-02. Specifically, under the amendments in ASU 2018-11: (1) entities may elect not to recast the comparative periods presented when transitioning to the new leasing standard, and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. The amendments have the same effective date as ASU 2016-02 (November 1, 2020 for the Bank). ASU 2018-11 is not expected to have a material impact on Bank’s consolidated financial statements.

FASB Accounting Standards Update (“ASU”) 2018-09, Codification Improvements. In July 2018, the FASB issued ASU 2018-09, which represents changes to clarify the FASB Accounting Standards Codification (the “Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Some of the amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies, providing needed clarifications, and improving the presentation of guidance in the Codification. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments in this ASU do not require transition guidance and will be effective upon issuance of this ASU. However, many of the amendments in this ASU do have transition guidance with effective dates.  The Bank does not expect to be materially impacted by these Codification improvements.

FASB Accounting Standards Update (“ASU”) 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The FASB issued ASU 2017-12 in August 2017, which makes more financial and nonfinancial hedging strategies eligible for hedge accounting and changes how companies assess effectiveness by, among other things, eliminating the requirement for entities to recognize hedge ineffectiveness each reporting period for cash flow hedges and requiring presentation of the changes in fair value of cash flow hedges in the same income statement line item(s) as the earnings effect of the hedged items when the hedged item affects earnings. The amendments in this update are effective for nonpublic entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. On November 2019, the FASB issued ASU 2019-10 to extend the amendments effective date for nonpublic entities for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021.  Early adoption is permitted. The amendments in this Update should be applied using a modified retrospective approach as of the adoption date. The Bank does not anticipate that the adoption of this

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accounting pronouncement will have a material effect on its consolidated statements of financial condition and results of operations since hedge ineffectiveness has been immaterial to the Bank.

FASB Accounting Standards Update (“ASU”) 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The FASB issued ASU 2017-07 in March 2017, which requires that an employer disaggregate the service cost component from the other components of net benefit cost of pension and postretirement benefit plans. The amendments also provide guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization. The implementation of the ASU is effective November 1, 2019 for the Bank.

FASB Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The FASB issued ASU 2016-18 in November 2016, which requires entities to present the changes in total cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The new guidance also requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet if restricted cash and restricted cash equivalents are presented in a different line item in the balance sheet. ASU No. 2016-18 is effective for nonpublic entities for interim and annual reporting periods beginning after December 15, 2018. This ASU will be effective for the Bank on November 1, 2019.

FASB Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments. In June 2016, the FASB issued ASU No. 2016-13, which includes an impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. ASU No. 2016-13 is effective for nonpublic entities for fiscal years, and interim periods, beginning after December 15, 2020. On November, 2019, the FASB issued ASU 2019-10 to extend the effective date for nonpublic entities for fiscal years beginning after December 15, 2022. The Bank has established a plan to comply with implementation date and continues to evaluate the extent of the potential impact and expects that portfolio composition and economic conditions at the time of adoption will be a factor.

FASB Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). In February 2016, the FASB issued ASU No. 2016-02, under the new guidance, lessees are required to recognize the following for all leases (with the exception of short-term leases): 1) a lease liability, which is the present value of a lessee’s obligation to make lease payments, and 2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting under the new guidance remains largely unchanged as it is substantially equivalent to existing guidance for sales-type leases, direct financing leases, and operating leases. Leveraged leases have been eliminated, although lessors can continue to account for existing leveraged leases using the current accounting guidance. Other limited changes were made to align lessor accounting with the lessee accounting model and the new revenue recognition standard. All entities will classify leases to determine how to recognize lease-related revenue and expense. Quantitative and qualitative disclosures are required by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The intention is to require enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. All entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The new guidance requires these lease agreements to be recognized on the consolidated statements of financial condition as a right-of-use asset and a corresponding lease liability. On November 2019, the FASB issued ASU 2019-10 to extend the amendments effective date for nonpublic entities for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021.

FASB Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. In May 2014, the FASB issued ASU No. 2014-09, which supersedes the revenue recognition requirements Topic 605 (Revenue Recognition), and most industry-specific guidance. ASU No. 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU No. 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 permits two methods of

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adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). In August 2015, the FASB issued ASU No. 2015-14 to defer the effective date of ASU No. 2014-09 for nonpublic entities for fiscal years beginning after December 15, 2018. The Bank will adopt this ASU on November 1, 2019. The adoption of this ASU is not expected to have material impact to the Bank’s statement of operations or financial condition.

(4)          FDIC‑Assisted Transaction

On April 30, 2010, the Bank entered into a Purchase and Assumption agreement with the FDIC to acquire certain assets and assume certain deposits and other liabilities of R‑G. In consideration for the excess assets acquired over liabilities assumed, the Bank issued a purchase money note to the FDIC.

In connection with the acquisition, the Bank also entered into two loss share agreements with the FDIC. Pursuant to the terms of the loss share agreements, the FDIC is required to reimburse the Bank for losses with respect to covered assets, beginning with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of all qualifying losses with respect to covered assets. The Bank will reimburse the FDIC for 80% of qualifying recoveries with respect to losses for which the FDIC reimbursed the Bank. The loss share agreement applicable to single‑family residential mortgage loans and residential OREO provides for FDIC loss sharing and the Bank reimbursement to the FDIC to last for ten years, and the loss share agreement applicable to commercial loans, commercial real estate loans, credit cards, other consumer loans, and commercial OREO provides for FDIC loss sharing and the Bank reimbursement to the FDIC to last for five years (which expired on June 30, 2015), with additional recovery sharing which expired on June 30, 2018. The loss share agreements are subject to certain specified servicing procedures. The expected net reimbursements from the FDIC under the loss share agreements were recorded as an indemnification asset pursuant to the provisions of ASC 805 at its estimated acquisition date fair value.

In 2020, approximately 10 years following the acquisition date, the Bank would be required to make a true‑up payment (referred to as clawback provision) to the FDIC in the event that losses on covered assets under the loss share agreements have been less than the threshold as defined in the loss share agreements. The present value of that anticipated payment was recorded on the acquisition date as a charge‑back guarantee. Under the loss sharing agreements, the Bank would pay the FDIC 50% of the excess, if any, of:

(i)         20% of the intrinsic loss estimate, as defined in the loss sharing agreements, less

(ii)        The sum of:

(a)       25% of the asset discount (per bid) plus

(b)       25% of the cumulative shared‑loss payments plus

(c)       The sum of the period servicing amounts for every consecutive 12‑month period prior to and ending on the date that is 45 days following the last day of the final shared loss month in respect of each of the loss sharing agreements during which the loss sharing provisions of the applicable loss sharing agreements is in effect (defined as the product of the simple average of the principal amount of loss share loans and loss shared assets at the beginning and end of such period times 1%).

The FDIC loss share agreement expired on June 30, 2015 for commercial (including construction) and consumer loans, and for commercial OREOs. The loss share agreement for single-family residential mortgage loans, and for single-family OREOs was early terminated during July 2019 as detailed below.

On July 12, 2019 the Bank entered into a Termination Agreement with the FDIC to terminate the single-family loss share agreement.  Under the terms of the Termination Agreement, the Bank received a payment from the FDIC as consideration for the termination of the loss share agreement.  The Bank recorded a benefit of $9.1 million within the accretion of FDIC indemnification asset caption on the consolidated statement of operations calculated based on the difference between the Termination Agreement consideration received and the recorded amount of the FDIC loss share indemnification asset.  In addition, the Termination Agreement established that all obligations between the parties were terminated resulting in a benefit of $12.9 million due to the reversal of the clawback provision which was recognized as other expenses within the noninterest expense caption on the consolidated statements of operations.

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The carrying amount and fair value of the clawback provision at October 31, 2018 was $17.0 million and $7.5 million, respectively. At October 31, 2019, as a result of the Termination Agreement executed on July 12, 2019, there is no outstanding balance for the FDIC clawback provision.

Changes in the FDIC loss share indemnification asset for the period from October 31, 2017 to October 31, 2019 were as follows (in thousands):

Balance at October 31, 2017	$103,461
Amortization	3,594
Reduction for claims collected	(87,526)
Credit impairment losses to be covered
under loss share agreements	18,671
Balance at October 31, 2018	38,200
Accretion	38,123
Reduction for claims collected	(63,632)
Credit impairment losses to be covered
under loss share agreements	2,059
FDIC loss share Termination Agreement	(14,750)
Balance at October 31, 2019	$-

(5)          Cash and Cash Equivalents

Cash on hand and due from banks at October 31 consisted of the following:

	2019	2018
Cash on hand	$63,183,791	72,155,801
Due from banks	599,286,147	276,189,767
Cash on hand and due from banks	$662,469,938	348,345,568

The Bank is required to maintain certain daily reserve balances on hand in accordance with the Banking Law of the Commonwealth of Puerto Rico. At October 31, 2019 and 2018, the Bank was in compliance with said requirement. The average required reserve balance as of October 31, 2019 and 2018 amounted to $106.3 million and $116.5 million, respectively.

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(6)          Investment Securities Available for Sale

The amortized cost and estimated market value of investment securities available for sale at October 31 were as follows:

	2019
		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gain	loss	Fair value
U.S. Treasury securities	$464,455,712	2,171,124	(17,336)	466,609,500
Obligations of Puerto Rico and
political subdivisions	5,070,000	-	(1,698,450)	3,371,550
Mortgage-backed securities	184,158,506	2,363,909	(1,146,015)	185,376,400
	$653,684,218	4,535,033	(2,861,801)	655,357,450

	2018
		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gain	loss	Fair value
U.S. Treasury securities	$903,134,358	-	(7,051,209)	896,083,149
Obligations of Puerto Rico and
political subdivisions	5,785,000	-	(2,201,192)	3,583,808
Mortgage-backed securities	230,765,853	39,053	(7,540,346)	223,264,560
	$1,139,685,211	39,053	(16,792,747)	1,122,931,517

The following tables present the Bank’s fair value and gross unrealized losses of investment securities available for sale by investment category and length of time that individual securities have been in an unrealized loss position at October 31, 2019 and 2018.

	2019
	Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
	value	losses	value	losses	value	losses
U.S. Treasury securities	$-	-	49,979,000	(17,336)	49,979,000	(17,336)
Obligations of Puerto Rico and
political subdivisions	-	-	3,371,550	(1,698,450)	3,371,550	(1,698,450)
Mortgage-backed securities	-	-	56,473,778	(1,146,015)	56,473,778	(1,146,015)
	$-	-	109,824,328	(2,861,801)	109,824,328	(2,861,801)

	2018
	Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Fair	unrealized	Fair	unrealized	Fair	unrealized
	value	losses	value	losses	value	losses
U.S. Treasury securities	$611,653,000	(4,234,656)	249,430,149	(2,816,553)	861,083,149	(7,051,209)
Obligations of Puerto Rico and
political subdivisions	-	-	3,583,808	(2,201,192)	3,583,808	(2,201,192)
Mortgage-backed securities	101,359,460	(1,543,516)	120,830,149	(5,996,830)	222,189,609	(7,540,346)
	$713,012,460	(5,778,172)	373,844,106	(11,014,575)	1,086,856,566	(16,792,747)

Gross unrealized losses on securities available for sale as of October 31, 2019 and 2018 amounted to $2.9 million and $16.8 million, respectively. Management evaluates investment securities for OTTI declines in fair value on a quarterly

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basis. Once a decline in value is determined to be other‑than‑temporary, the value of a debt security is reduced and a corresponding charge to earnings is recognized for anticipated credit losses. At October 31, 2019 and 2018, management performed its analysis of the investment securities in an unrealized loss position and concluded the securities were not other‑than‑temporarily impaired as of such date. Management has determined, based on its evaluation of the counterparty’s financial position and the fact that all principal and interest payments have been received as scheduled, there is no exposure to a credit loss related to these securities and expects to collect the remaining principal and interest in accordance with the securities agreements. The decrease in fair value is related to market risk. As of October 31, 2019, the Bank does not have the intent to sell debt securities in an unrealized loss position and it is not likely that the Bank will have to sell the investment securities prior to recovery of their amortized‑cost basis.

The contractual maturities of securities available for sale at October 31, 2019 were as follows:

	Amortized
	cost	Fair value
Due within one year	$410,425,400	412,006,750
Due from one to five years	58,150,312	57,342,550
Due from five to ten years	85,034,875	86,378,410
Due after ten years	100,073,631	99,629,740
	$653,684,218	655,357,450

Securities not due on a single contractual maturity date, such as mortgage‑backed securities are classified in the period of final contractual maturity. Expected maturities will differ from contractual maturities because the borrower may have the right to call or prepay obligations.

Net proceeds from the sale of investment securities available for sale during the year ended October 31, 2019 amounted to approximately $186.8 million and the realized gain on those sales amounted to $3.4 million. No sales of investments securities available for sale were performed during 2018 and 2017.

(7)          Loans

The Bank’s loan portfolio is comprised of covered loans and noncovered loans.  Covered loans were loans acquired during the FDIC-assisted transaction and subject to the loss share agreements previously described in note 4 and accounted for under the provisions of ASC Sub Topic 310-30.  Noncovered loans include any loans originated before or after the April 30, 2010 FDIC-assisted transaction (originated noncovered loans) or loans that have lost coverage or its guarantee has expired (acquired noncovered loans).  Acquired noncovered loans are accounted for under the provisions of ASC Subtopic 310-30 and originated noncovered loans are accounted for under the provisions of ASC Subtopic 310-20.

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At October 31, 2019 and 2018, the Bank’s loan portfolio, net of unearned income (including mortgage loans held for sale) consisted of the following:

	2019
	Noncovered loans
	Acquired	Originated	Total

Commercial and industrial (1)	$117,153,192	303,900,586	421,053,778
Residential mortgage loans	891,019,030	467,291,920	1,358,310,950
Consumer:
Credit cards	12,943,330	10,748,071	23,691,401
Auto loans	-	192,135,615	192,135,615
Auto leasing	-	51,008,583	51,008,583
Personal loans	89,266	48,289,372	48,378,638
Total loans held in portfolio	1,021,204,818	1,073,374,147	2,094,578,965
Deferred loan fees, net	-	(7,692,093)	(7,692,093)
Allowance for loan and lease losses	(81,784,041)	(25,053,959)	(106,838,000)
	939,420,777	1,040,628,095	1,980,048,872
Mortgage loans held for sale	-	12,978,254	12,978,254
	$939,420,777	1,053,606,349	1,993,027,126

	2018
	Noncovered loans
	Acquired	Originated	Total	Covered
				loans	Total
Commercial and industrial (1)	$229,912,687	361,877,242	591,789,929	-	591,789,929
Residential mortgage loans	228,750	513,025,463	513,254,213	1,042,721,821	1,555,976,034
Consumer:
Credit cards	13,534,694	12,487,255	26,021,949	-	26,021,949
Auto loans	-	236,025,864	236,025,864	-	236,025,864
Auto leasing	-	52,803,080	52,803,080	-	52,803,080
Personal loans	132,977	50,919,694	51,052,671	-	51,052,671
Total loans held in portfolio	243,809,108	1,227,138,598	1,470,947,706	1,042,721,821	2,513,669,527
Deferred loan fees, net	-	(6,442,957)	(6,442,957)	-	(6,442,957)
Allowance for loan and lease losses	(93,432,086)	(37,512,557)	(130,944,643)	(119,146,717)	(250,091,360)
	150,377,022	1,183,183,084	1,333,560,106	923,575,104	2,257,135,210
Mortgage loans held for sale	-	18,729,439	18,729,439	-	18,729,439
	$150,377,022	1,201,912,523	1,352,289,545	923,575,104	2,275,864,649

(1) Includes construction loans.

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(a)           Noncovered Loans

The following table presents the aging of the recorded investment in gross noncovered loans (excluding mortgage loans held for sale), net of unearned income at October 31, 2019 and 2018:

	2019
	30–59	60–89	90 days	Total		Total
	days	days	or more	past due	Current	loans
Noncovered loans:
Commercial and industrial (1)	$9,142,919	1,782,249	51,994,349	62,919,517	358,134,261	421,053,778
Residential mortgage loans	16,904,203	6,278,761	156,271,483	179,454,447	1,178,856,503	1,358,310,950
Consumer:
Credit cards	214,048	114,143	313,771	641,962	23,049,439	23,691,401
Auto loans	2,663,388	1,054,596	320,626	4,038,610	188,097,005	192,135,615
Auto leasing	202,122	207,029	67,150	476,301	50,532,282	51,008,583
Personal loans	98,807	67,645	175,784	342,236	48,036,402	48,378,638
Total	$29,225,487	9,504,423	209,143,163	247,873,073	1,846,705,892	2,094,578,965

	2018
	30–59	60–89	90 days	Total		Total
	days	days	or more	past due	Current	loans
Noncovered loans:
Commercial and industrial (1)	$39,688,842	5,122,545	84,276,409	129,087,796	462,702,133	591,789,929
Residential mortgage loans	6,849,468	2,462,594	161,248,314	170,560,376	342,693,837	513,254,213
Consumer:
Credit cards	245,272	194,405	384,621	824,298	25,197,651	26,021,949
Auto loans	3,822,354	894,994	198,203	4,915,551	231,110,313	236,025,864
Auto leasing	530,949	260,605	37,640	829,194	51,973,886	52,803,080
Personal loans	339,227	44,776	185,444	569,447	50,483,224	51,052,671
Total	$51,476,112	8,979,919	246,330,631	306,786,662	1,164,161,044	1,470,947,706

(1) Includes construction loans.

The delinquencies for mortgage loans are impacted by the loan moratorium implemented for loans with a delinquency status of 90 days past due as of October 31, 2019 and 2018 include approximately $60.1 million and $92.9 million, respectively, in loans previously pooled into GNMA securities. Under the GNMA program, issuers such as the Bank have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of the Bank with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium.

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The following table presents originated noncovered loans accounted for under ASC 310-20 (excluding mortgage loans held for sale), that are in nonaccrual status and accruing loans past due 90 days or more at October 31, 2019 and 2018:

	2019		2018
		Accruing		Accruing
		loans		loans
	Nonaccrual	past due 90	Nonaccrual	past due 90
	loans	days or more	loans	days or more
Commercial and industrial (1)	$34,261,106	—	26,258,784	—
Residential mortgage loans (2)	136,806,419	—	180,523,875	—
Consumer:
Credit cards	190,337	—	256,307	—
Auto loans	1,903,444	6,725	2,429,865	22,060
Auto leasing	332,985	—	601,423	—
Personal loans	174,789	11,139	205,649	4,982
Total loans	$173,669,080	17,864	210,275,903	27,042

(1)    Commercial and industrial nonaccrual loans mainly consist of $2.9 million and $7.7 million in loans from public sector borrowers as of October 31, 2019 and 2018, respectively.

(2)    Nonaccrual loans include $60.1 million and $92.9 million as of October 31, 2019 and 2018, respectively, of loans under the GNMA’s buy-back option program.

The additional gross interest income that would have been recognized had these loans been accruing interest in accordance with their contractual terms amounted to approximately $6.5 million, $6.0 million and $15.2 million during the years ended October 31, 2019, 2018 and 2017, respectively. Interest income recognized on a cash basis on nonaccrual loans amounted to approximately $194,000, $523,000 and $581,000 during the years ended October 31, 2019, 2018 and 2017, respectively.

(b)           Credit Quality Indicators

The Bank categorizes originated noncovered loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: economic conditions, portfolio risk characteristics, prior loss experience, and results of periodic credit reviews of individual loans.

Larger commercial and industrial and construction loans that exhibit potential or observed credit weaknesses are subject to individual review and grading. Where appropriate, allowances are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bank.

Included in the review of individual loans are those that are impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the schedule payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance homogeneous loans that are collectively evaluated for impairment, and loans that are recorded at fair value or at the lower of cost or fair value. The Bank measures for impairment commercial and industrial, construction, and residential mortgage loans with an outstanding book balance over $500,000. The other loan portfolios not evaluated specifically are considered homogeneous, and are evaluated collectively for impairment.

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The Bank uses the following definitions for risk ratings:

Pass:  Loans classified as pass have an acceptable risk with no potential weaknesses apparent. Borrower is characterized by adequate earnings and sufficient cash flow to service debts. Collateral is in place and financial covenants are met.

Special Mention:  Loans classified as special mention are loans that have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard:  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well‑defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful:  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, questionable and improbable.

Loss: Uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future.

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As of October 31, 2019 and 2018, and based on the most recent analysis performed, the risk category of originated and acquired noncovered loans subject to risk rating is as follows:

	2019
	Pass/	Special
	unrated	mention	Substandard	Doubtful	Loss	Total
Noncovered loans:
Originated
Commercial and industrial (1)	$225,391,418	12,631,165	65,878,003	—	—	303,900,586
Residential mortgage loans	428,791,540	—	38,500,380	—	—	467,291,920
Consumer	299,534,315	—	2,631,843	—	15,483	302,181,641

Acquired
Commercial and industrial (1)	54,645,567	2,697,013	59,196,868	613,744	—	117,153,192
Residential mortgage loans (2)	836,795,694	—	54,223,336	—	—	891,019,030
Consumer	12,818,209	90,953	123,434	—	—	13,032,596
Total	$1,857,976,743	15,419,131	220,553,864	613,744	15,483	2,094,578,965

	2018
	Pass/	Special
	unrated	mention	Substandard	Doubtful	Loss	Total
Noncovered loans:
Originated
Commercial and industrial (1)	$246,129,550	34,324,722	81,362,035	60,935	—	361,877,242
Residential mortgage loans	427,973,452	—	85,052,011	—	—	513,025,463
Consumer	348,678,564	—	3,557,329	—	—	352,235,893

Acquired
Commercial and industrial (1)	114,184,746	23,329,842	90,838,675	1,559,424	—	229,912,687
Residential mortgage loans	228,750	—		—	—	228,750
Consumer	13,539,357	—	128,314	—	—	13,667,671
Total	$1,150,734,419	57,654,564	260,938,364	1,620,359	—	1,470,947,706

(1) Includes construction loans.
(2) Due to the Termination Agreement with the FDIC, covered loans amounting to approximately $977.0 million as of July 2019 were transferred to noncovered acquired loans.

As of October 31, 2019 and 2018, the Bank had outstanding credit facilities of approximately $2.9 million and $7.7 million, respectively, granted directly to the Puerto Rico Government, including its instrumentalities, public corporations and municipalities.  A substantial portion of the Bank’s credit exposure to the Puerto Rico Government consists of collateralized loans or obligations that have specific source of income or revenue identified for repayment.

(c)           Covered and Noncovered  Loans accounted for under ASC 310-30

Loans acquired in the FDIC‑assisted transaction are accounted for by the Bank in accordance with ASC 310‑30. Under ASC 310‑30, these loans were aggregated into pools based on similar characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The acquired loans are not reported as nonperforming and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected.

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Loans under ASC 310‑30 are those loans showing evidence of credit deterioration, and it is probable, at the date of acquisition, that the Bank will not collect all contractually required principal and interest payments. Generally, acquired loans that meet the Bank’s definition for nonaccrual status fall within the definition of loans under ASC 310‑30. Also, if a definitive conclusion cannot be reached based on information that is readily available as to whether it is probable that all of the contractual required payments will not be collected on a loan, an election was made to apply the accretable yield method, as a loan with credit deterioration and impairment. These loans are disclosed as loans that were acquired with credit deterioration and impairment. The following tables reflect the carrying value of all acquired impaired and nonimpaired loans as of October 31, 2019 and 2018. Some loans may be reclassified from covered to acquired noncovered loans population due to various reasons including, the loss of the guarantee provided by the FDIC or adjustments due to agreements reached with the FDIC; however, they will remain in the population accounted for under ASC 310‑30.

	2019
	Purchased	Purchased
	impaired	nonimpaired
	loans	loans	Total
Commercial and industrial (1)	$9,125,503	85,842,063	94,967,566
Residential mortgage loans	317,387,254	523,420,790	840,808,044
Consumer:
Credit cards	-	3,555,901	3,555,901
Personal loans	36,331	52,935	89,266
Total ASC 310-30	326,549,088	612,871,689	939,420,777
Less loans transferred from covered
loans to noncovered loans and
accounted for under ASC 310-30	(326,549,088)	(612,871,689)	(939,420,777)
Total covered loans, net	$-	-	-

(1) Includes construction loans.

	2018
	Purchased	Purchased
	impaired	nonimpaired
	loans	loans	Total
Commercial and industrial (1)	$14,745,422	131,539,065	146,284,487
Residential mortgage loans	346,082,841	577,721,013	923,803,854
Consumer:
Credit cards	-	3,730,809	3,730,809
Personal loans	76,851	56,125	132,976
Total ASC 310-30	360,905,114	713,047,012	1,073,952,126
Less loans transferred from covered
loans to noncovered loans and
accounted for under ASC 310-30	(14,926,241)	(135,450,781)	(150,377,022)
Total covered loans, net	$345,978,873	577,596,231	923,575,104

(1) Includes construction loans.

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The following tables present gross loans by past‑due status at October 31, 2018 for covered loans held in portfolio. No covered loans were outstanding at October 31, 2019.

	2018
	30–59	60–89	90 days	Total		Total
	days	days	or more	past due	Current	loans
Covered loans:
Residential mortgage loans	$18,057,353	9,016,717	43,656,149	70,730,219	971,991,602	1,042,721,821

Changes in the carrying amount and accretable yield for purchased impaired and nonimpaired loans accounted for under ASC 310‑30 for the years ended October 31, 2019 and 2018 were as follows:

	Purchased impaired		Purchased nonimpaired
		Carrying		Carrying
	Accretable	amount	Accretable	amount
	yield	of loans	yield	of loans
Balance at October 31, 2017	420,515,964	451,902,798	461,338,040	813,599,620
Accretion	(43,847,773)	43,847,773	(54,635,068)	54,635,068
Collections received and charge-offs, net	-	(120,767,245)	-	(144,362,284)
Impairment	-	(14,078,212)	-	(10,825,392)
Reclassification from (to)
nonaccretable difference	(25,465,995)	-	(4,528,691)	-
Balance at October 31, 2018	351,202,196	360,905,114	402,174,281	713,047,012
Accretion	(35,115,872)	35,115,872	(41,916,608)	41,916,608
Collections received and charge-offs, net	-	(72,017,943)	-	(142,935,197)
Impairment	-	2,546,045	-	843,266
Reclassification from (to)
nonaccretable difference	(21,551,503)	-	(46,431,342)	-
Balance at October 31, 2019	$294,534,821	326,549,088	313,826,331	612,871,689

(d)           Allowance for Loan and Lease Losses

The following analysis summarizes the changes in the allowance for loan and lease losses for the years ended October 31 (in thousands):

	2019		2018
	Noncovered	Covered	Noncovered	Covered
Balance at beginning of year	$130,944	119,147	175,289	104,438
Add:
(Reversal of) provision for loan and lease
losses	(18,687)	5,512	(22,813)	35,044
Recoveries	7,758	-	9,431	-
Allowance transferred from covered loans	48,443	-	-	-
Deduct:
Loans charged off	(10,166)	-	(30,963)	(20,335)
Allowance derecognition	(51,454)	(76,216)	-	-
Allowance transferred to noncovered loans	-	(48,443)	-	-
Balance at end of year	$106,838	-	130,944	119,147

The following tables present balances as of October 31, 2019 and 2018 in the allowance for loan and lease losses in non-covered and covered loans by portfolio segment (in thousands):

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	2019
	Commercial	Residential
	and industrial (1)	mortgages	Consumer	Total
Allowance for loan and lease losses noncovered loans:
Balance at beginning of year	$102,432	14,146	14,366	130,944
Add:
(Reversal of) provision for loan and lease losses	(14,487)	107	(4,307)	(18,687)
Recoveries	1,744	825	5,189	7,758
Allowance transferred from covered loans	-	48,443	-	48,443
Deduct:
Loans charged off	(2,122)	(3,894)	(4,150)	(10,166)
Allowance derecognition	(51,372)	-	(82)	(51,454)
Balance at end of year	$36,195	59,627	11,016	106,838
Allowance for loan and lease losses covered loans:
Balance at beginning of year	$-	119,147	-	119,147
Add:
Provision for loan and lease losses	-	5,512	-	5,512
Deduct:
Allowance derecognition	-	(76,216)	-	(76,216)
Allowance transferred to noncovered loans	-	(48,443)	-	(48,443)
Balance at end of year	$-	-	-	-

	2018
	Commercial	Residential
	and industrial (1)	mortgages	Consumer	Total
Allowance for loan and lease losses noncovered loans:
Balance at beginning of year	$140,123	18,901	16,265	175,289
Add:
Reversal of provision for loan and lease losses	(21,116)	(1,044)	(653)	(22,813)
Recoveries	1,349	366	7,716	9,431
Deduct:
Loans charged off	(17,924)	(4,077)	(8,962)	(30,963)
Balance at end of year	$102,432	14,146	14,366	130,944
Allowance for loan and lease losses covered loans:
Balance at beginning of year	$-	104,438	-	104,438
Add:
Provision for loan and lease losses	-	35,044	-	35,044
Deduct:
Loans charged off	-	(20,335)	-	(20,335)
Balance at end of year	$-	119,147	-	119,147

 (1) Includes construction loans.

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The following tables present balances at October 31, 2019 and 2018 in the allowance for loan and lease losses and the recorded investment in originated noncovered loans accounted for under ASC 310-20 by portfolio segment (in thousands):

	2019
	Commercial	Residential
	and industrial (1)	mortgages	Consumer	Total
Allowance for loan and lease
losses accounted under ASC 310-20:
Ending allowance balance attributable loans:
Individually evaluated for impairment	$2,659	5,335	40	8,034
Collectively evaluated for impairment	10,169	5,850	1,001	17,020
Total	$12,828	11,185	1,041	25,054

Loans:
Individually evaluated for impairment	$37,566	99,614	267	137,447
Collectively evaluated for impairment	266,335	367,678	301,914	935,927
Total	$303,901	467,292	302,181	1,073,374

	2018
	Commercial	Residential
	and industrial (1)	mortgages	Consumer	Total
Allowance for loan and lease
losses accounted under ASC 310-20:
Ending allowance balance attributable loans:
Individually evaluated for impairment	$4,300	6,798	29	11,127
Collectively evaluated for impairment	15,105	7,348	3,933	26,386
Total	$19,405	14,146	3,962	37,513

Loans:
Individually evaluated for impairment	$51,473	111,993	197	163,663
Collectively evaluated for impairment	310,404	401,032	352,039	1,063,475
Total	$361,877	513,025	352,236	1,227,138

(1) Includes construction loans.

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Information regarding impaired originated noncovered loans accounted under ASC 310-20 for the years ended October 31, 2019 and 2018 is as follows:

	2019
				Average	Interest
	Unpaid	Recorded	Specific	recorded	income
	principal	investment	allowance	investment	recognized
Impaired loans with specific
allowance:
Commercial and industrial (1)	$32,142,351	27,233,460	2,658,742	29,801,687	16,101
Residential mortgage loans	49,611,589	40,731,506	5,334,819	42,509,690	—
Consumer loans	174,715	174,715	40,014	177,224	—
Impaired loans with no specific
allowance:
Commercial and industrial	21,136,051	10,333,381	—	12,089,616	485,225
Residential mortgage loans	60,730,940	58,882,322	—	56,318,994	—
Consumer loans	92,035	92,035	—	59,282	2
Total impaired
loans	$163,887,681	137,447,419	8,033,575	140,956,493	501,328

	2018
				Average	Interest
	Unpaid	Recorded	Specific	recorded	income
	principal	investment	allowance	investment	recognized
Impaired loans with specific
allowance:
Commercial and industrial (1)	$19,373,585	9,650,319	4,299,903	10,269,881	115,701
Residential mortgage loans	76,781,657	65,720,056	6,798,219	67,665,023	—
Consumer loans	186,896	186,896	29,020	216,876	—
Impaired loans with no specific
allowance:
Commercial and industrial	50,210,898	41,823,164	—	42,168,172	2,975,796
Residential mortgage loans	46,967,167	46,272,970	—	38,211,746	—
Consumer loans	10,032	10,032	—	4,793	—
Total impaired
loans	$193,530,235	163,663,437	11,127,142	158,536,491	3,091,497

(1) Includes construction loans.

The Bank transfers mortgages held for investment to held for sale and from held for sale to held for investment. During 2019 and 2018, the total balance transferred to held for sale from held for investment amounted to approximately $1.5 million and $9.7 million, respectively.

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Information regarding acquired loans accounted under ASC 310-30 and the related balance of pools with an adverse change in expected cash flows and the related allowance for loan and lease losses at October 31, 2019 and 2018 is as follows:

	2019
		Recorded		Average
		investment,		recorded	Interest
	Unpaid	net		investment,	income
	principal	of allowance	Allowance	net of allowance	recognized
Noncovered loans with general
allowance:
Commercial and industrial (1)	$135,894,237	94,967,567	22,185,625	101,589,936	9,498,981
Residential mortgage loans	927,073,004	840,808,043	50,210,987	874,789,872	65,061,955
Consumer loans:
Credit cards	8,879,579	3,555,901	9,387,429	3,142,418	2,299,785
Auto leasing	—	—	—	—	2,743
Personal loans	8,390	89,266	—	87,545	169,016

Total loans accounted
for under ASC 310-30	$1,071,855,210	939,420,777	81,784,041	979,609,771	77,032,480

	2018
		Recorded		Average
		investment,		recorded	Interest
	Unpaid	net		investment,	income
	principal	of allowance	Allowance	net of allowance	recognized
Noncovered loans with general
allowance:
Commercial and industrial (1)	$207,180,753	146,284,487	83,628,200	160,776,931	17,585,558
Residential mortgage loans	562,003	228,750	—	346,368	59,903
Consumer loans:
Credit cards	10,255,258	3,730,809	9,803,886	2,155,892	2,873,558
Auto leasing	—	—	—	—	—
Personal loans	5,540	132,976	—	148,685	141,462

Covered loans with general
allowance:
Residential mortgage loans	1,013,435,949	923,575,104	119,146,717	1,013,301,780	77,822,360
Total loans accounted
for under ASC 310-30	$1,231,439,503	1,073,952,126	212,578,803	1,176,729,656	98,482,841

(1) Includes construction loans.

(e)           Modifications

The Bank engages in the restructuring of the debt of borrowers that are delinquent due to economic or legal reasons if the Bank determines that it is in the best interest for both the Bank and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructuring or loan modification meets the definition of a Troubled Debt Restructuring (TDR). A modification of a loan constitutes a TDR when a borrower is experiencing financial difficulty and the modification constitutes a concession. Commercial and industrial loans modified often involve temporary interest‑only payments, term extensions, converting revolving lines into long‑term loans, and extending maturity date at an interest rate lower than current market rate for new debt of similar risk or reductions. Construction loans modified often involve extending the interest only payment period. Residential mortgage loans modified in a TDR primarily comprise loans where monthly payments are lowered to accommodate the borrower’s financial needs for a period of time. Auto loans modified in a TDR primarily comprise loans where the Bank has lowered monthly payments by extending the term. Credit card loans modified primarily comprise loans where monthly payments are lowered to accommodate the borrower’s financial needs for a period of time.

Such restructurings are identified as TDRs and accounted for based on the provisions of ASC 310‑20. At October 31, 2019 and 2018, the Bank had loans aggregating to approximately $60.3 million and $52.3 million, respectively, for which the original terms of the loans had been restructured due to deterioration in the financial condition of the borrower and, therefore, have been accounted for as TDRs. At October 31, 2019 and 2018, the

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TDRs had an allocated allowance for loan and lease losses amounting to approximately $3.0 million and $2.9 million, respectively.

The following table presents the loan count by type of modification for those loans modified in a TDR during the years ended October 31, 2019 and 2018:

	2019
			Combination
			of reduction
			in interest
			rate and
	Reduction in	Extension of	extension of
	interest rate	maturity date	maturity date	Other
Commercial and industrial	—	—	—	1
Residential mortgage loans	—	16	142	23
Consumer loans	21	—	—	—
Total	21	16	142	24

	2018
			Combination
			of reduction
			in interest
			rate and
	Reduction in	Extension of	extension of
	interest rate	maturity date	maturity date	Other
Commercial and industrial	2	—	—	—
Residential mortgage loans	1	10	50	11
Consumer loans	16	—	—	—
Total	19	10	50	11

The following table presents by class, quantitative information related to loans modified as TDRs during the years ended October 31, 2019 and 2018:

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	2019
		Pre-	Post-
		modification	modification
		outstanding	outstanding
		recorded	recorded
	Loan count	investment	investment
Commercial and industrial	1	$953,684	953,684
Residential mortgage loans	158	21,286,721	19,814,612
Consumer loans	21	157,545	155,075
Total	180	$22,397,950	20,923,371

	2018
		Pre-	Post-
		modification	modification
		outstanding	outstanding
		recorded	recorded
	Loan count	investment	investment
Commercial and industrial	2	$113,846	113,846
Residential mortgage loans	61	8,299,330	8,037,805
Consumer loans	16	67,636	67,019
Total	79	$8,480,812	8,218,670

The following table presents by class, loans modified in a TDR that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged off, whichever occurs first. The recorded investment as of October 31, 2019 and 2018 is inclusive of all partial pay‑downs and charge‑offs since the modification date. Loans modified as a TDR that were fully paid down, charged off, or foreclosed upon the period‑end are not reported.

	2019
		Recorded
	Loan count	investment
Commercial and industrial	15	$10,190,501
Residential mortgage loans	96	11,808,888
Consumer loans	1	19,755
Total	112	$22,019,144

	2018
		Recorded
	Loan count	investment
Commercial and industrial	13	$12,409,480
Residential mortgage loans	44	5,516,054
Consumer loans	1	1,392
Total	58	$17,926,926

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(8)          Pledged Assets

At October 31, 2019 and 2018, certain investment securities and loans were pledged principally to secure public and trust deposits and Federal Home Loan Bank advances. The classification and carrying amount as of October 31 of the Bank’s pledged assets, in which the secured parties are not permitted to sell or repledge the collateral, were as follows:

	2019	2018
Investment securities available for sale	$38,424,050	40,978,308
Noncovered loans	309,730,983	343,756,832
	$348,155,033	384,735,140

(9)          Premises and Equipment, Net

At October 31, the components of premises and equipment and related accumulated depreciation and amortization were as follows:

	Estimated
	useful
	lives (years)	2019	2018
Land		$90,000	90,000
Leasehold improvements	5–25	13,632,603	13,496,515
Furniture, fixtures, and equipment	3–10	18,816,368	22,416,105
Motor vehicles	5	129,627	147,122
Software	3	753,235	740,326
Construction in progress	—	-	320,870
		33,421,833	37,210,938
Less accumulated depreciation and
amortization		(26,064,449)	(27,638,781)
Premises and equipment, net		$7,357,384	9,572,157

Total depreciation expense for the years ended October 31, 2019, 2018 and 2017 amounted to approximately $3.0 million, $2.7 million and $3.3 million, respectively. During 2019 and 2017, approximately $139,000 and $173,000, respectively, of the depreciation expense corresponded to accelerated depreciation expense recognized due to branch closures. There were no accelerated depreciation expenses recorded as of October 31, 2018.

At October 31, 2017, management identified specific premises and equipment impairments amounting to approximately $42,000 which are reported as part of other noninterest expense in the consolidated statements of operations. No impairment was recognized during the years ended October 31, 2019 and 2018.

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(10)       Other Assets

Other assets at October 31 consist of the following:

	2019	2018
Prepaid pension cost	$13,850,206	14,264,804
Servicing assets	40,526,506	45,138,493
Other prepaid expenses	6,121,194	5,302,253
Accounts receivable and recoverable charges	22,320,636	20,402,994
Federal Home Loan Bank stock	2,569,000	2,720,200
Mortgage-servicing advances, net	12,667,112	14,612,713
Derivatives	132,333	1,913,748
Prepaid income taxes	26,299,883	36,843,449
Unsettled transactions	6,939,478	—
Other assets	4,504,784	4,434,860
	$135,931,132	145,633,514

(11)       Deposits

Total deposits, as of October 31, 2019 and 2018 consist of the following:

	2019	2018
Non-interest bearing demand deposits	$531,458,759	581,945,160
Interest bearing demand deposits, including NOW accounts	804,204,739	872,460,775
Savings accounts	536,203,053	656,429,011
Time deposits	791,484,167	831,926,356
Total deposits	$2,663,350,718	2,942,761,302

At October 31, 2019 and 2018, the aggregate amount of time deposits in denominations of $250,000 or more amounted to approximately $314.9 million and $318.5 million, respectively.

At October 31, 2019 and 2018, the scheduled maturities of time deposits were as follows:

	2019	2018
Due within one year	$371,850,796	341,536,619
Due after one through two years	266,543,772	259,622,035
Due after two through three years	66,189,563	138,193,673
Due after three through four years	48,808,795	34,951,727
Due after four through five years	37,299,416	56,690,176
Due after five years	791,825	932,126
	$791,484,167	831,926,356

The Bank also has other wholesale deposits amounting to approximately $4.8 million and $16.7 million as of October 31, 2019 and 2018, respectively.

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A summary of interest expense on deposits for the years ended October 31 is as follows:

	2019	2018	2017
Demand deposits and saving accounts	$7,163,121	8,520,702	8,281,360
Time deposits	10,820,019	10,775,905	11,812,595
	$17,983,140	19,296,607	20,093,955

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans amounted to approximately $289,000 and $207,000 as of October 31, 2019 and 2018, respectively.

(12)       Mortgage Banking Activities

The Bank’s mortgage banking activities consist of originating first and second lien mortgage loans on residential real estate (1–4 families) and servicing mortgage loans, including certain mortgage loans it had originated and subsequently sold. The Bank originates Federal Housing Administration (FHA) insured and Veterans Administration (VA) guaranteed mortgages that are primarily securitized for issuance of GNMA mortgage‑backed securities, which can be sold to individuals or institutional investors in the secondary market. Conventional loans that meet the underwriting requirements for sale or exchange under standard FNMA or FHLMC programs are sold to FNMA or FHLMC. The Bank is an approved issuer of GNMA, FNMA, and FHLMC mortgage‑backed securities.

In the ordinary course of business, the Bank sells residential mortgage loans (originated or purchased) to GNMA and government-sponsored entities which generally securitize the transferred loans into mortgage-backed securities for sale into the secondary market. The Bank purchased $11.4 million and $12.9 million in residential mortgage loans for the years ended October 31, 2019 and 2018, respectively.  Generally, the loans purchased from mortgage bankers were conforming residential mortgage loans.  When the Bank sells such loans, it generally keeps the servicing of the loans. Principal balance on loans sold during the years ended October 31, 2019 and 2018 amounted to approximately $62.1 million and $47.3 million, respectively. In addition, during the years ended October 31, 2019 and 2018, the Bank securitized residential mortgage loans with principal balances amounting to approximately $68.4 million and $67.7 million, respectively. As of October 31, 2019, the Bank had $6.9 million on loans securitized not yet settled, no unsettled balances were outstanding as of October 31, 2018. The Bank recognized gains realized on sales of residential mortgages and securitizations within the mortgage banking activities, net caption of the consolidated statements of operations of approximately $6.4 million, $2.9 million and $8.6 million as of October 31, 2019, 2018 and 2017, respectively.  The Bank’s continuing involvement in these sold loans consists primarily of servicing the loans.

As part of the Bank’s mortgage servicing activities, the Bank charges servicing fees, generally in the range of 25 to 50 basis points on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. As of October 31, 2019 and 2018, the unpaid principal balance of the servicing portfolio was approximately $5.7 billion, for both periods, which includes approximately $1.4 billion and $1.5 billion, respectively, in loans either held for investment or held for sale in the consolidated balance sheets. As of October 31, 2019 and 2018, a portion of the servicing portfolio amounting to $792.7 million and $579.1 million, respectively, is subserviced by the Bank for which it charges certain fees per loan and retains ancillary fees collected as additional compensation as stipulated in the respective contracts. At October 31, 2019 and 2018, escrow funds and custodial accounts related to the Bank’s servicing function included approximately $50.7 million and $63.6 million, respectively, deposited in the Bank. The Bank has fidelity bond and errors and omissions coverage of $10.0 million and $7.0 million, respectively, as of October 31, 2019.

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The following table summarizes the Bank’s activity related to servicing assets carried at fair value for the years ended October 31, 2019 and 2018:

	2019	2018
Balance at beginning of year	$45,138,493	43,239,287

Purchased servicing assets	-	1,500,040
Servicing assets obtained from transfer of financial assets	1,694,095	1,537,060
Balance before change in fair value, end of year	46,832,588	46,276,387
Change in fair value	(6,306,082)	(1,137,894)
Balance at end of year	$40,526,506	45,138,493

During fiscal year 2018, the Bank completed the acquisition of servicing assets of a GNMA portfolio with an approximate unpaid principal balance of $151.1 million. The aggregate purchase price for the servicing assets acquired at inception was its fair value of approximately $1.5 million.

The components of the net mortgage banking activities caption in the consolidated statement of operations for the years ended October 31, 2019, 2018 and 2017 are presented below:

	2019	2018	2017
Servicing fees	$15,105,282	14,342,672	13,495,405
Late charges and prepayment penalties	1,080,042	659,671	856,846
Gain on sale of loans	6,398,092	2,888,426	8,607,653
Loss on repurchased loans	(2,924,919)	(5,027,154)	(930,738)
Other	(256,116)	(51,769)	(15,305)
Servicing income, gross	19,402,381	12,811,846	22,013,861
Changes in fair value of servicing assets	(6,306,082)	(1,137,894)	(2,826,414)
Total net mortgage banking activities income	$13,096,299	11,673,952	19,187,447

At October 31, 2019, the main economic assumptions used by the Bank to estimate the fair value of the servicing assets and the sensitivity to immediate changes in those assumptions were as follows (in thousands):

Carrying amount of servicing assets	$40,527
Constant prepayment rate (weighted average annual rate)	6.41%
Decrease in fair value due to 10% adverse change	$869
Decrease in fair value due to 20% adverse change	1,707
Cash flow discount rate (weighted average annual rate)	11.69%
Decrease in fair value due to 10% adverse change	$1,627
Decrease in fair value due to 20% adverse change	3,143

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These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the servicing assets is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (e.g., increases in market interest rates may result in lower prepayments), which may magnify or counteract the sensitivities.

Also, the Bank outsourced the servicing of certain residential mortgage loans, which as of October 31, 2019 and 2018 had an outstanding principal balance amounting to approximately $11.0 million and $13.2 million, respectively.

(13)       Related‑Party Transactions

The Bank grants loans to its directors, executive officers, and certain individuals or organizations related to such persons. The activity of these loans as of October 31 was as follows:

	Executive
	officers	Directors	Total
Balance at October 31, 2017	$429,045	3,443	432,488
New loans	41,985	24,844	66,829
Payments	(58,350)	(26,589)	(84,939)
Balance at October 31, 2018	412,680	1,698	414,378
New loans	63,509	14,011	77,520
Payments	(54,387)	(15,319)	(69,706)
Balance at October 31, 2019	$421,802	390	422,192

These loans have been originated in the normal course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and do not involve more than the normal credit risk. BNS and other affiliates maintain a correspondent banking relationship with the Bank and may, in the normal course of business, place, and receive deposits, and other business with it, including term deposits and short‑term borrowings at prevailing market rates. At October 31, 2019 and 2018, the Bank had $800 million, available under these financing facilities, whereby $300,000 and $20.8 million were outstanding, respectively.

The Bank provides servicing to a residential mortgage portfolio from an affiliate. The balance of the portfolio amounted to approximately $182.8 million and $199.1 million as of October 31, 2019 and 2018, respectively. The affiliate remitted servicing fees of approximately $514,000, $603,000 and $138,000 for the years ended October 31, 2019, 2018 and 2017, respectively.

Also, during 2019 and 2018 the Bank purchased fixed assets amounting to approximately $432,000 and $692,000, respectively, through an affiliate.

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The following table sets forth transactions at and for the years ended October 31 with BNS and affiliates:

	2019	2018
Balance Sheet:
Cash and due from banks	$27,206,401	18,972,011
Time deposits	300,000	20,772,652
Other Assets	101,189	—
Noninterest-bearing demand deposits	20,843,109	20,834,165
Accrued interest payable	1	41,788
Derivatives assets	132,333	1,913,748
Derivatives liabilities	1,706	1,470
Statements of Operations:	2019	2018	2017
Interest income– derivatives	$549,336	6,095	9,708
Noninterest income	8,760,309	4,374,571	4,601,650
Interest expense–derivatives and deposits	216,025	489,707	1,643,823
Data processing, financial guarantees, and other technical
services	17,364,088	17,037,517	18,657,359

The outstanding balance of the loans participated by the Bank with BNS amounted to $10.2 million and $10.8 million as of October 31, 2019 and 2018, respectively.

(14)       Capital Stock, Preferred Shares, and Dividend Restrictions

The Bank’s capital stock at October 31, 2019 and 2018 was composed of the following:

Cumulative first preferred shares, $10 par value. Authorized, 500,000 shares;
none issued or outstanding	$—
Noncumulative second preferred shares, $10 par value. Authorized,
500,000 shares; issued and outstanding, 332,337 shares	3,323,370
Common stock, $10 par value. Authorized, 40,000,000 shares; issued and
outstanding, 22,400,000 shares	224,000,000
Additional paid-in capital	319,625,168

The holders of cumulative first preferred shares are entitled to receive, prior to payment of dividends on second preferred and common shares, dividends at the annual rate of $0.70 per share, payable in semiannual installments of $0.35 per share. No dividends may be declared on the second preferred and common shares until all cumulative dividends on first preferred shares have been paid in full. The first preferred shares are redeemable, at the option of the board of directors, at any time at a redemption price equal to the par value ($10.00 per share) plus accrued dividends to the date of redemption.

The holders of noncumulative second preferred shares are entitled to receive, prior to declaration and payment of dividends on common shares, dividends at the annual rate of $6.00 per share, payable in semiannual installments of $3.00 per share. The second preferred shares are redeemable, at the option of the board of directors, at any time at a redemption price equal to the par value per share ($10.00) plus declared and unpaid dividends.

In the event of any voluntary or involuntary liquidation, and before any distribution can be made to the holders of second preferred and common shares, holders of first preferred shares are entitled to receive from the Bank’s assets available for distribution to shareholders an amount equal to the par value per share ($10.00) plus accrued dividends to the date of liquidation. Before any distribution can be made to the holders of common stocks, holders of second preferred shares are entitled to receive from the Bank’s assets available for distribution to stockholders an amount equal to the par value per share ($10.00).

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On May 30, 2019, the Board of Directors declared a cash dividend of approximately $200,000 on preferred shares and a cash dividend of approximately $299.8 million on common stock payable to BNS PR, Bank’s sole shareholder.  All dividends were paid during the month of June 2019.

On June 21 2019, the Board of Directors approved for the distribution of capital and redemption of preferred shares amounting to $196.7 million and $3.3 million, respectively, to be distributed to BNS PR, the Bank’s sole shareholder. These distributions have been approved by regulators subject to compliance with all applicable capital requirements under Federal and Puerto Rico laws and regulations and shall not be paid until regulatory approvals of the Agreement mentioned in note 1 are received.

(15)       Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of taxes as of October 31, 2019 and 2018 consisted of (in thousands):

	2019	2018
Realized and unrealized gains (losses) on investment securities
available for sale	$1,673	(16,754)
Income tax effect	(335)	3,351
Net realized and unrealized gain (loss) on investment
securities available for sale	1,338	(13,403)
Realized and unrealized gains on cash flow hedges	215	2,155
Income tax effect	(598)	(1,355)
Net (losses) gains on cash flow hedges	(383)	800
Accrued postretirement benefit obligation	2,903	3,807
Income tax effect	(3,332)	(3,685)
Net accrued postretirement benefit obligation	(429)	122
Accumulated other comprehensive income (loss), net of
taxes	$526	(12,481)

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The following table presents changes in accumulated other comprehensive income (loss) by component, net of taxes for the years ended October 31, 2019 and 2018 (in thousands):

	2019
	Net
	unrealized
	gain on	Net	Net
	investment	unrealized	accrued post	Accumulated
	securities	loss on	retirement	other
	available	cash flow	benefit	comprehensive
	for sale	hedges	obligation	income
Beginning balance	$(13,403)	800	122	(12,481)
Other comprehensive income (loss)
before reclassifications	17,481	(1,296)	(551)	15,634
Amounts reclassified out of
accumulated other
comprehensive income (loss)	(2,740)	113	-	(2,627)
Other comprehensive income (loss)	14,741	(1,183)	(551)	13,007
Ending balance	$1,338	(383)	(429)	526

	2018
	Net
	unrealized
	loss on	Net	Net
	investment	unrealized	accrued post	Accumulated
	securities	income on	retirement	other
	available	cash flow	benefit	comprehensive
	for sale	hedges	obligation	loss
Beginning balance	$(5,555)	286	(648)	(5,917)
Other comprehensive (loss) income
before reclassifications	(7,848)	401	770	(6,677)
Amounts reclassified out of
accumulated other
comprehensive loss	-	113		113
Other comprehensive (loss) income	(7,848)	514	770	(6,564)
Ending balance	$(13,403)	800	122	(12,481)

	2017
	Net
	unrealized
	loss on	Net	Net
	investment	unrealized	accrued post	Accumulated
	securities	loss on	retirement	other
	available	cash flow	benefit	comprehensive
	for sale	hedges	obligation	loss
Beginning balance	$(1,039)	(1,192)	(3,239)	(5,470)
Other comprehensive (loss) income
before reclassifications	(4,516)	1,395	2,591	(530)
Amounts reclassified out of
accumulated other
comprehensive loss	-	83	-	83
Other comprehensive (loss) income	(4,516)	1,478	2,591	(447)
Ending balance	$(5,555)	286	(648)	(5,917)

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The following table presents reclassifications out of accumulated other comprehensive income (loss), net of taxes for the years ended October 31, 2019, 2018 and 2017 (in thousands):

	Amount reclassified out of accumulated other comprehensive income (loss), net			Affected line item in the consolidated statements of operations
	2019	2018	2017

Sale of investment securities available				Noninterest income – Gain on sale of
for sale	$2,740	—	—	investment securities available for sale
Amortization of upfront fee on a cash flow hedge	113	113	83	Interest Expense – Deposits
	$2,853	113	83

(16)       Income Tax

The Bank is subject to Puerto Rico income taxes pursuant to the 2011 Code, as amended. The maximum statutory tax rate applicable in 2019, 2018 and 2017 is 39%. In addition, the Alternative Minimum Tax (AMT) system levies for these years a tax rate of 30% on the AMT taxable income, as defined, for purposes of the AMT calculation.

On December 10, 2018 the Governor of Puerto Rico signed Act No. 257-2018 (the Act) which amended the PR Internal Revenue Code of 2011 and modified the tax regimes for both corporations and individuals. As part of the changes introduced by the Act, the income tax rates for regular taxes were reduced from 39% to 37.5%, and for the AMT regime from 30% to 23%. For the Bank, the income tax rate reductions will apply for fiscal year 2020; accordingly, for the period ended October 31, 2019, Management re-measured its deferred taxes at 37.5%, resulting in an additional tax provision expense of $5.2 million.

Other dispositions in the Act that affect the determination of net income (exclusions, exemptions, deductions, and others), and increase to 90% the use of Net Operating Losses (NOLs).  These dispositions will also be applicable to the Bank for fiscal year 2020, except for the NOL limitation since as of the closing of this period the Bank does not carry NOL.  Finally, the Act amended dispositions related to income tax withholdings, informative returns, and sales and use tax which were effective for calendar year 2019.

Components of income tax expense (benefit) for the years ended at October 31 consisted of the following:

		2019	2018	2017
Current		$10,596,962	1,101,918	60,837
Deferred		33,820,844	5,032,619	(18,789,713)
	Income tax expense (benefit)	$44,417,806	6,134,537	(18,728,876)

At October 31, the income tax expense (benefit) differed from the “expected” provision as follows:

	2019	2018	2017
“Expected” income tax expense (benefit) computed at statutory tax
rate (39% in 2019, 2018 and 2017)	$52,050,782	30,720,938	(24,482,460)
Increase (decrease) in income taxes resulting from:
Preferential tax rate per closing
agreement	21,028,213	(24,448,479)	(9,270,519)
Change in tax rate	5,151,193	-	-
Non deductible Goodwill	-	-	7,905,493
Change in valuation allowance	(29,446,374)	145,595	6,737,186
Exempt income	(4,838,203)	(775,339)	(45,179)
Other	472,195	491,822	426,603
Income tax expense (benefit)	$44,417,806	6,134,537	(18,728,876)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Components of the deferred tax assets and liabilities at October 31 are presented in the following table:

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	2019	2018
Deferred tax asset:
ALLL- accounted for under ASC 310-30	$86,309,652	103,013,293
ALLL- accounted for under ASC 310-20	20,816,361	37,431,134
Allowance for OREO – covered	2,114,664	2,861,615
Allowance for OREO – noncovered	127,052	544,952
Deferred charge-offs	28,503,552	70,483,234
Goodwill	31,370,796	38,635,391
Accrued postretirement and postemployment benefits	4,344,968	4,353,103
Net operating loss carryforward	-	113,060
Tax credits carryforward	12,740,096	3,066,722
Deferred loan origination fees, net	11,183,756	10,807,414
Derivatives	32,145	-
Intangibles	97,387	377,798
Unrealized net losses on investment securities available for
sale	-	3,524,109
Clawback provision	-	6,630,881
Other	2,758,253	3,289,921
	200,398,682	285,132,627
Valuation allowance	(12,740,096)	(42,186,470)
Deferred tax asset, net	187,658,586	242,946,157
Deferred tax liability:
Acquired loans tax basis difference	137,244,225	152,908,369
Servicing assets	12,143,606	14,428,025
Pension benefits	5,193,827	5,563,273
Derivatives	-	733,673
Unrealized net losses on investment securities available for
sale	161,277	-
Deferred tax liability	154,742,935	173,633,340
Deferred tax asset, net	$32,915,651	69,312,817

The Bank has entered into certain Closing Agreements with the Puerto Rico Treasury Department (PRTD) to address the tax treatment of certain loans acquired, and other related dispositions.  Accordingly, pursuant to these Closing Agreements, the Bank was entitled to defer the charge-offs deduction for its acquired and not acquired loans portfolios. At October 31, 2019 and October 31, 2018, the Bank deferred a total charge-off deduction amounting to $4.9 million and $73.8 million, respectively, related to the acquired loans charge-offs. Total charge-offs deferred under the provisions of the Closing Agreements to date amounted to $356.1 million.

In assessing the realizability of the deferred tax asset, management considers the requirements in ASC Section 740‑10‑30, Income Taxes‑Initial – Measurement, which states that a deferred tax asset should be reduced by a valuation allowance if based on the weight of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management evaluated the Bank’s deferred tax assets for recoverability using a consistent approach, which considers the relative impact of negative and positive evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or other significant circumstances that may impact its operations.

Based on the latest analysis performed, which considered the scheduled reversal of deferred tax assets, taxable income and tax planning strategies, Management believes it is more likely than not that the Bank will realize the deferred tax assets, net of the valuation allowance recorded at October 31, 2019 and October 31, 2018 amounting to approximately $12.7 million and $42.2 million, respectively.  The amount of deferred tax assets considered realizable could be reduced if there are changes in estimates in the near term.

The Bank files its income tax return in Puerto Rico. According to local tax authority and statutes of limitation dispositions, fiscal years 2015, 2016, 2017 and 2018 remain open for examination.

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(17)       Pension and Other Postretirement Benefit Plans

Certain eligible employees of the Bank participate in the Scotiabank Pension Plan (United States) (the U.S. Pension Plan), a plan covering certain employees of BNS in the United States and Puerto Rico. The methodology used to account for this plan is the one used for multi‑employer plans. The amount of expense recognized by the Bank, which was allocated from BNS, amounted to approximately $483,000, $1.0 million and $1.1 million for the years ended October 31, 2019, 2018 and 2017, respectively. During 2017, the U.S. Pension Plan provided lump sum payments for eligible terminated vested plan participants, as such, the Bank recognized an additional expense of approximately $408,000 presented as part of the compensation and employee benefits line in the consolidated statements of operations. Contributions made to the plan as of October 31, 2018 and 2017 amounted to approximately $6.5 million and $10.3 million, respectively. There were no contributions made to the plan as of October 31, 2019. The actuarial present value and non-vested accumulated plan benefits, pension fund net assets, and other data relating to the Bank’s portion of the plan are not available.

The Bank also has a defined contribution plan, the Retirement Plan for Employees of Scotiabank de Puerto Rico (formerly known as The Scotiabank de Puerto Rico Savings and Investment Plan) (the Savings Plan), as amended in 2011. The Savings Plan was organized in October 1998 as a defined contribution plan covering all full‑time employees of Scotiabank de Puerto Rico and The Bank of Nova Scotia‑Puerto Rico Branch (collectively referred to as the Sponsor) who have completed six months of service and are age 18 years or older. The plan is in compliance with the 2011 Code.

Each year, participants may contribute an amount equal to from 1% to 75%, in whole percentages, of annual compensation, as defined in Plan, or up to the maximum allowable pretax contributions permitted by the 2011 Code. As part of Plan, the Sponsor performs non-elective Sponsor contributions of 2% of participant’s base salary (up to $100,000) to each participant account with no requirement from the participant to make contributions to the Plan. Also, participant contributions are matched 100% by the Sponsor for the first 3% of the participant contributions and 50% of the next 3% of the participant contributions. The amount of contribution expense recognized by the Bank for the years ended October 31, 2019, 2018 and 2017 amounted to approximately $2.0 million, $2.1 million and $2.1 million, respectively.

The Bank also has an Employee Share Ownership Plan (ESOP) under which the employees can contribute up to 6% of their eligible compensation and the Bank will match 50% of the employee contributions up to $1,200 each year. The contribution expense recognized by the Bank during the years ended October 31, 2019, 2018 and 2017 amounted to approximately $424,000, $364,000 and $271,000, respectively.

The Bank also provides postretirement medical and life insurance benefits to employees that had retired as of December 31, 2007 who continue to be 100% vested in their accrued benefit. Benefits for active employees not retired as of December 31, 2007 were eliminated under the postretirement benefit plan. The plan is unfunded and noncontributory, but contains certain cost‑sharing features, such as deductibles and coinsurance. The accounting for the plan anticipates future cost‑sharing changes to the postretirement medical plan portion of the plan that are consistent with the Bank’s expressed intent to increase the retiree contribution rate annually by the expected general inflation rate for that year. The Bank’s policy is to pay the cost of medical and life insurance benefits as they are claimed by the retirees. The Bank recognizes the cost of estimated postretirement benefits during the periods employees render service, with all such costs being recognized by the full eligibility date.

The Bank uses a November 1 measurement date for its plans.

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The following table sets forth the change in accrued postretirement benefit obligation (APBO) and unfunded status at October 31:

	2019	2018
Benefit obligation, beginning of year	$10,012,803	11,905,071
Interest cost	437,766	441,304
Benefits paid	(559,846)	(582,409)
Actuarial/experience gain	312,858	(1,751,163)
Benefit obligation, end of year	10,203,581	10,012,803
Unamortized transitional obligation	5,142,583	5,792,784
Unamortized actuarial loss	(2,239,867)	(1,985,599)
Accrued postretirement obligation	$13,106,297	13,819,988

Annual postretirement (benefit) expense:	2019	2018	2017
Interest cost	$437,766	441,304	612,566
Amortization of prior service credit	(650,201)	(650,201)	(650,201)
Amortization of actuarial/experience losses	58,590	161,053	370,054
Postretirement (benefit) expense	$(153,845)	(47,844)	332,419

Amounts recognized in the consolidated balance sheets in other liabilities and accumulated other comprehensive loss are as follows:

	2019	2018
Benefit obligation	$10,203,581	10,012,803
Accumulated other comprehensive income	2,902,716	3,807,185

The key assumptions used by the Bank for the measurement of the projected benefit obligation and benefit expense are summarized as follows:

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	2019	2018
To determine projected benefit obligation at end of year:
Discount rate	3.10%	4.50%
Rate of increase in future compensation	N/A	N/A
To determine expense for end of year:
Discount rate	4.50%	3.80%
Rate of increase in future compensation	N/A	N/A
Healthcare cost trend rates used to determine projected
benefit obligation at end of year:
Initial rate	6.40%	6.90%
Ultimate rate	4.50	4.50
Year ultimate rate reached	2038	2038
Healthcare cost trend rates used to determine expense for
end of year:
Initial rate	6.90%	7.10%
Ultimate rate	4.50	4.50
Year ultimate rate reached	2038	2038

N/A – Indicates that information is not required since plan was amended to eliminate postretirement benefits to current employees.

The healthcare cost (medical/dental/vision) trend rate assumption has a major impact on the amounts reported. A one‑percentage‑point change in the assumed healthcare cost trend rates would have the following impact on the November 1, 2011 APBO and fiscal 2019 service and interest cost:

	One-	One-
	percentage	percentage
	increase	decrease
Change in APBO	$1,170,840	(1,007,718)
Change in service and interest cost	48,645	(41,949)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid over the next 10 fiscal years following the valuation date:

Year:
2019	$634,779
2020	656,550
2021	676,279
2022	694,911
2023	711,051
2024–2028	3,688,443

(18)       Commitments

The Bank is obligated under a number of non-cancelable operating leases for facilities used for its operations. Substantially, all leases include renewal provisions and escalation clauses, which provide for increased rentals based

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upon increases in taxes and other costs. Rental expense for the years ended October 31, 2019, 2018 and 2017 was approximately $6.1 million, $6.0 million and $7.3 million, respectively.

The estimated minimum annual rentals under the terms of these operating leases are summarized as follows:

Fiscal year:
2020	$5,971,716
2021	3,387,372
2022	2,880,332
2023	2,035,226
2024	765,411
Thereafter	324,500
$15,364,557

(19)       Contingent Liabilities

The U.S. Congress enacted the Puerto Rico Oversight Management and Economic Stability Act (PROMESA) on June 30, 2016 in response to the Commonwealth’s ongoing fiscal and economic crisis. PROMESA established a Fiscal Oversight and Management Board for Puerto Rico (the “Oversight Board”) and a framework for the restructuring of the debts of the Commonwealth, its instrumentalities and municipalities. The Commonwealth and several of its instrumentalities have commenced debt restructuring proceedings under PROMESA. As of the date of this report, while municipalities have been recently designated as covered entities under PROMESA, no municipality has commenced, or has been authorized by the Oversight Board to commence, any such debt restructuring proceeding under PROMESA.

Further deterioration of the fiscal crisis of the Government of Puerto Rico could affect the credit quality of our entire portfolio, particularly the government related loans and securities, therefore, impacting the financial results of the Bank.

The Bank is defendant and/or codefendant in various lawsuits. Management, based on advice from legal counsel, is of the opinion that the ultimate liability, if any, resulting from such lawsuits, would not be material in relation to the Bank’s consolidated financial position, results of operations, or cash flows.

The Bank seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interests of the Bank, and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter.

(20)       Financial Instruments with Off‑Balance‑Sheet Risk

The Bank is a party to financial instruments with off‑balance‑sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commitments under letters of credit outstanding and interest rate swaps. Those instruments involve, to varying degrees, elements of credit in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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The Bank’s exposure to credit losses in the event of nonperformance by the other party to the commitments to extend credit and outstanding letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as it does for on‑balance‑sheet instruments. Significant commitments at October 31, 2019 and 2018 amounted to approximately $126.5 million and $128.0 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses. Generally, the Bank does not enter into interest rate lock agreements with borrowers. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case‑by‑case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but usually includes real estate mortgages, chattel mortgages, accounts receivable, inventory, equipment, and other income producing commercial properties. The Bank has established a separate liability account to record an allowance to cover estimated credit losses on off‑balance‑sheet items. The balance of this allowance as of October 31, 2019 and 2018 amounted to $58,000 and $161,000, respectively, and is included as part of other liabilities in the accompanying consolidated balance sheets.

At October 31, 2019 and 2018, commitments to extend credit consisted mainly of undisbursed available amounts on commercial lines of credit, construction loans, and revolving credit card arrangements. Since many of the unused commitments are expected to expire unused or be only partially used, the total amount of these unused commitments does not necessarily represent future cash requirements. Such commitments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received. The Bank periodically evaluates the credit risks inherent in these commitments, and establishes accruals for such risk if and when these are deemed necessary.

At October 31, 2019 and 2018 the notional amount of Commercial and standby letters of credit and financial guarantees amounted to approximately $15.3 million and $12.4 million, respectively, which are considered financial guarantees in accordance with ASC Subtopic 460‑10, Guarantees.

Commercial letters of credit are issued or confirmed to ensure payment of customers’ payables or receivables in short‑term international trade transactions. Generally, drafts will be drawn when the underlying transaction is consummated as intended. However, the short‑term nature of this instrument serves to mitigate the risk associated with these contracts.

Standby letters of credit and financial guarantees are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit or foreign office guarantee as a remedy. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. The Bank has not been required to perform on any financial guarantee during the years ended October 31, 2019 and 2018, and no significant losses were expected by management of the Bank under this recourse obligation.

(21)       Derivative Instruments and Hedging Activities

The Bank has interest rate related derivative instruments to manage its exposure on certain loans, deposits, and borrowings. The Bank’s most frequently used freestanding derivative products entered into for interest rate risk management purposes.

In addition, the Bank occasionally enters into contracts that are not considered derivatives in their entirety but include embedded derivatives. Such transactions include issued structured debt instruments where the minimum return may be fixed by a floor option.

On the date a derivative contract is entered into, the Bank designates it as belonging to one of the following categories:

•                fair value hedge

•                cash flow hedge

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•                foreign currency hedge

•                trading and other derivatives (which includes risk management transactions that does not qualify as hedge under accounting standards, also known as economic hedge)

Derivatives may expose the Bank to market, liquidity, and credit risks in excess of the amounts recorded on the consolidated balance sheets. Liquidity risk is the potential exposure that arises when size of the derivative position may not be able to rapidly adjust at a reasonable cost in periods of high volatility and financial stress. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Bank, which creates credit risk for the Bank. When the fair value of a derivative contract is negative, the Bank owes the counterparty, and therefore, it does not possess credit risk. The Bank minimizes the credit risk in derivative instruments by entering into transactions with affiliates.

Market risk, in the case of the Bank, is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest rate is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

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At October 31, 2019 and 2018, the information pertaining to outstanding derivative instruments is as follows:

	Asset derivative		Liability derivative
	fair value		fair value
	October 31,		October 31,
	2019	2018	2019	2018
Derivatives designated as hedging
instruments under ASC 815:
Interest rate swaps	$—	—	—	—
Forward settlement swaps	130,628	1,912,278	—	—
Total	$130,628	1,912,278	—	—
Derivatives not designated as
hedging instruments under ASC 815:
Written options-interest rate floor	$—	—	1,706	1,470
Purchased options-interest rate floor	1,706	1,470	—	—
Total	$1,706	1,470	1,706	1,470

	Asset derivative		Liability derivative
	notional amount		notional amount
	October 31,		October 31,
	2019	2018	2019	2018
Derivatives designated as hedging
instruments under ASC 815:
Interest rate swaps	$—	—	—	—
Forward settlement swaps	90,000,000	90,000,000	—	—
Total	$90,000,000	90,000,000	—	—

Derivatives not designated as
hedging instruments under ASC 815:
Written options-interest rate floor	$—	—	95,163,186	141,144,296
Purchased options-interest rate floor	100,000,000	150,000,000	—	—
Total	$100,000,000	150,000,000	95,163,186	141,144,296

(a)           Fair Value Hedges

The Bank maintains an interest rate risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by the volatility of interest rates.

The Bank assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Bank maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Bank’s outstanding or forecasted lending activities as well as the Bank’s offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Bank’s future cash flows.

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To a limited extent, the Bank invests in fixed rate lending activities using variable rate funding. Such lending activities expose the Bank to variability in fair value due to changes in interest rates. Management believes it is prudent to limit the variability of fair values. To meet this objective, management enters into interest rate swap agreements to manage fluctuations in fair value resulting from interest rate risk. These swaps change the fixed rate fair value exposure on the lending activities to variable cash flows. Under the terms of the interest rate swaps, the Bank receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of a variable rate lending activity.

Changes in fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of fair values associated with fixed rate and loan‑term lending activities are reported within other assets or other liabilities, and as decreases or increases in the hedged loans. During the years ended October 31, 2018 and 2017, there were net gains (losses) of approximately $16,000 and $33,000, respectively, reported as part of interest income on loans on the consolidated statements of operations, which represented the total ineffectiveness of the fair value hedge. There were no interest rate swaps outstanding as of October 31, 2019 and 2018.

(b)           Cash Flow Hedges

The Bank uses interest rate swaps to economically convert a portion of its variable debt to fixed rate debt to manage interest rate risk exposure. During 2014, the Bank entered into interest rate swaps to hedge the exposure that arises from a portion of its floating rate deposit portfolio. These swaps are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). For cash flow hedges, gains, and losses on derivative contracts are reclassified from accumulated other comprehensive income (loss) to current period earnings and are included in the line item in which the hedge item is recorded and during the period in which the forecasted transaction impacts earnings. Fair value of the forward settlement swaps as of October 31, 2019 and 2018 amounted to approximately $131,000 in a net asset position and $1.9 million in a net asset position, respectively. For the years ended October 31, 2019, 2018 and 2017, the Bank recognized a net gain (loss) of approximately $26,000, $33,000 and $(68,000), respectively, reported as part of interest expense in the consolidated statements of operations, which represented the total ineffectiveness of the cash flow hedges.

The following table presents a summary of these swaps and their terms:

	Notional			Settlement
	amount	Fixed rate	Trade date	date	Maturity date
	(In thousands)
Forward settlement swap	$90,000	1.3300	04/11/13	04/12/13	04/13/20

(c)           Economic Hedges

Economic hedges arise when the Bank enters into derivative contract for its own risk management purposes, but the contract entered into does not qualify for hedge accounting under GAAP. The Bank entered into interest rate floor contracts as part of a structure debt transaction. The interest rate floors are carried at fair value with gains and losses recognized in the consolidated statements of operations as noninterest income. Fair value of the interest rate floors as of October 31, 2019 and 2018 amounted to approximately $2,000 and $1,000, respectively, on the asset position and $2,000 and $1,000, respectively, on the liability position.

(22)       Regulatory Matters

Banking Regulation

The Bank is subject to the regulations of certain Commonwealth of Puerto Rico and federal agencies and undergoes periodic examinations by those regulatory authorities. The Bank is required to maintain minimum amounts of capital to total risk‑weighted assets as defined by banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulations that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve

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quantitative measures of their assets, liabilities, and certain off‑balance‑sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total Tier 1 capital (as defined in the regulations) to risk‑weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that as of October 31, 2019, the Bank met all capital adequacy requirements to which it is subject.

As of October 31, 2019, the Bank was categorized as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized, an institution must maintain minimum total risk‑based, and Tier 1 leverage ratios, as set forth in the following table. There were no conditions or events that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of September 30, 2019 and 2018, which was the latest regulatory reporting date, are as follows (in thousands):

	September 30, 2019
					Minimum to be well-
			Minimum capital		capitalized under prompt
	Actual		requirements		corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$748,996	41.20%	$145,451	8.00%	$181,813	10.00%
Tier 1 to risk-weighted assets	725,222	39.89	109,088	6.00	145,451	8.00
Common equity tier 1 capital to
risk-weighted assets	721,899	39.71	81,816	4.50	118,179	6.50
Tier 1 capital to average total assets	725,222	20.55	141,166	4.00	176,457	5.00

	September 30, 2018
					Minimum to be well-
			Minimum capital		capitalized under prompt
	Actual		requirements		corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets	$929,916	51.58%	$144,227	8.00%	$180,284	10.00%
Tier 1 to risk-weighted assets	904,777	50.19	108,170	6.00	144,227	8.00
Common equity tier 1 capital to
risk-weighted assets	901,454	50.00	81,128	4.50	117,184	6.50
Tier 1 capital to average total assets	904,777	21.87	165,453	4.00	206,817	5.00

The Bank’s ability to pay dividends to its stockholder and other activities can be restricted if its capital falls below levels established by the FDIC guidelines. In addition, any bank whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

The Federal Banking regulators enforce certain capital rules (the Capital Rules) which: (i) establishes a capital measure called “Common Equity Tier 1” (CET1) and related regulatory capital ratio of CET1 to risk‑weighted assets; (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to existing regulations.

Pursuant to the Capital Rules, the minimum capital ratios are as follows:

•                4.5% CET1 to risk weighted assets

•                6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk‑weighted assets

•                8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk‑weighted assets

•                4% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as leverage ratio)

The Capital Rules also include a “capital conservation buffer,” composed entirely of CET1, on top of these minimum risk‑weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk‑weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of

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the shortfall. Thus, when fully phased‑in on January 1, 2019, the Bank will be required to maintain such additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) CET1 to risk‑weighted assets of at least 7%, (ii) Tier 1 capital to risk‑weighted assets of at least 8.5%, and (iii) Total capital to risk‑weighted assets of at least 10.5%.

The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in nonconsolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1.

The Capital Rules also establish the “prompt corrective action” (PCA) regulations adopted pursuant to Section 38 of the FDIC, by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well‑capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well‑capitalized status being 8% (as compared to 6%); and (iii) eliminating the current provision that provides that a bank with a composite rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The New Capital Rules do not change the total risk‑based capital requirement for any PCA category.

The Capital Rules prescribe a standardized approach for risk weightings that expand the risk‑weighting categories from the current four Basel 1‑derived categories (0%, 20%, 50%, and 100%) to a larger and more risk‑sensitive number of categories, depending on the nature of the assets, and resulting in higher risk weights for a variety of asset classes.

Mortgage Banking Regulations

The Bank originates FHA‑insured and VA‑guaranteed mortgages that are primarily securitized for issuance of GNMA mortgage‑backed securities, which can be sold to individuals or institutional investors in the secondary market. Conventional loans that meet the underwriting requirements for sale or exchange under standard FNMA or FHLMC programs are sold to FNMA or FHLMC. The Bank is an approved issuer of GNMA, FNMA, and an approved seller/servicer of FHLMC mortgage‑backed securities and as such is subject to the applicable regulations, policies, and procedures of such entities.

Mortgage origination activities are subject among others to: the Equal Credit Opportunity Act, the Federal Truth‑in‑Lending Act, The Real Estate Settlement Procedures Act, and the regulations promulgated there under. The Bank is also subject to the regulation of the Puerto Rico Commissioner with respect, to among other things, licensing requirements, and maximum origination fees on certain types of products.

(23)       Fair Value Measurement

ASC 820‑10‑35 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants on the measurement date.

In accordance with the fair value hierarchy in ASC 820‑10‑35, it is the Bank’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

Fair value measurements for assets and liabilities with limited or no observable market data are based primarily upon the Bank’s estimates often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values.

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The Bank’s consolidated financial statements include various financial instruments and other nonfinancial assets, which are carried at fair value on a recurring basis. The following tables provide information as of October 31, 2019 and 2018, about the Bank’s financial assets and liabilities measured at fair value on a recurring basis:

		Fair value measurement October 31, 2019
		Quoted
		prices in
		active	Significant
		markets for	other	Significant
		identical	observable	unobservable
	Carrying	assets	inputs	inputs
	value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Assets and (liabilities):
Investment securities available
for sale	$655,357	466,610	185,376	3,371
Servicing assets	40,527	—	—	40,527
Derivatives – forward settlement
swaps	131	—	131	—
	$696,015	466,610	185,507	43,898

		Fair value measurement October 31, 2018
		Quoted
		prices in
		active	Significant
		markets for	other	Significant
		identical	observable	unobservable
	Carrying	assets	inputs	inputs
	value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Assets and (liabilities):
Investment securities available
for sale	$1,122,932	896,083	223,265	3,584
Servicing assets	45,138	—	—	45,138
Derivatives – forward settlement
swaps	1,912	—	1,912	—
	$1,169,982	896,083	225,177	48,722

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The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended October 31, 2019 and 2018:

	2019
	Investment
	securities
	available for	Servicing
	sale	assets	Total
	(In thousands)
Level 3 instruments only:
Balance at beginning of year	$3,584	45,138	48,722
Total gains (losses) (realized/unrealized):
Included in earnings	-	(6,306)	(6,306)
Included in other comprehensive loss	502	-	502
Purchases, sales, issuances, and
settlements (net)	(715)	-	(715)
Servicing assets that result from the
transfer of financial assets	-	1,695	1,695
Balance at end of year	$3,371	40,527	43,898

	2018
	Investment
	securities
	available for	Servicing
	sale	assets	Total
	(In thousands)
Level 3 instruments only:
Balance at beginning of year	$3,063	43,239	46,302
Total gains (losses) (realized/unrealized):
Included in earnings	-	(1,138)	(1,138)
Included in other comprehensive loss	1,201	-	1,201
Purchases, sales, issuances, and
settlements (net)	(680)	1,500	820
Servicing assets that result from the
transfer of financial assets	-	1,537	1,537
Balance at end of year	$3,584	45,138	48,722

Additionally, the Bank measures certain assets at fair value in periods subsequent to initial recognition on a nonrecurring basis. The adjustments to fair value for these assets usually result from the application of lower of cost or market accounting, or the identification of impaired loans requiring specific reserves under ASC 310‑10‑35. The assets measured at fair value on a nonrecurring basis as of October 31, 2019 and 2018 are summarized below:

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	Fair value measurement as of			Level 3
	October 31, 2019			Losses
				recorded at
	Level 1	Level 2	Level 3	year end
	(In thousands)
Assets:
Mortgage loans held for sale	$-	13,423	-	-
Impaired commercial loans that are
considered collateral dependant	-	-	11,173	(1,541)
OREO	-	-	21,228	(972)
	$-	13,423	32,401	(2,513)

	Fair value measurement as of			Level 3
	October 31, 2018			Losses
				recorded at
	Level 1	Level 2	Level 3	year end
	(In thousands)
Assets:
Mortgage loans held for sale	$-	20,464	-	-
Impaired commercial loans that are
considered collateral dependant	-	-	21,131	(4,987)
OREO	-	-	28,328	(4,878)
	$-	20,464	49,459	(9,865)

Following is a description of the Bank’s valuation methodologies used for financial instruments measured at fair value. The disclosure requirements exclude certain financial instruments and all nonfinancial instruments either in a recurring or nonrecurring basis.

Investment Securities Available for Sale – The fair value of investment securities is based on quoted market prices, when available, or market prices provided by recognized broker dealers. If listed prices or quotes are not available, fair value is based upon externally developed models that use both observable and unobservable inputs depending on the market activity of the instrument. Pricing estimates are derived in some instances from matrix pricing and agreed to by management. To help determine fair value pricing reasonability, various processes and controls have been adopted, which include a periodic review and substantiation of gains or losses realized for all traded transactions. The Bank’s investment securities portfolio is mostly comprised of US Treasury securities and mortgage-backed securities. These investments are classified as Level 1 and Level 2, respectively.

The Bank has an obligation of Puerto Rico and political subdivisions that its estimated fair value is determined by using a third‑party cash flow valuation model to calculate the present value of projected future cash flows. The assumptions, which are highly uncertain and require a high degree of judgment, include primarily market discount rates, current spreads, duration, leverage, default, and loss rates. The external‑based valuation, which is obtained at least on a quarterly basis, is analyzed and its assumptions are evaluated. This security is classified as Level 3.

Servicing Assets – The Bank routinely originates, securitizes, and sells mortgage loans into the secondary market. As a result of this process, the Bank typically retains the servicing assets. Servicing assets retained in a sale or securitization arises from contractual agreements between the Bank and investors in mortgage securities and mortgage loans. The Bank records mortgage servicing assets at fair value on a recurring basis. Considerable judgment is required to determine the fair value of the Bank’s servicing assets. Unlike highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded. The Bank engages a third‑party

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specialist to assist with the valuation of the entire servicing portfolio (governmental, conforming, and nonconforming portfolios). The fair value of the servicing assets is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys), and cash flow modeling. The valuation of the Bank’s servicing assets incorporates market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate, and cost of funds and market derived assumptions for escrow balances, delinquencies and foreclosures, late fees, prepayments, and prepayment penalties. Fair value measurements of servicing assets use significant unobservable inputs and, accordingly, are classified as Level 3.

Derivatives – Substantially, all of the Bank’s derivatives are traded in over‑the‑counter markets where quoted market prices are not readily available. The derivative portfolio consists of interest rate swaps to hedge commercial loans and forward settlement swaps

Interest rate swaps and floors are used to modify interest characteristics of various financial instruments. Fair value is obtained from a cash flow model. This value represents the estimated amount the Bank would receive or pay to terminate the contracts or agreements at the reporting date, taking into account current interest rates and, when appropriate, the current creditworthiness of the contract counterparties. Interest rate swaps and floors are classified as Level 2.

Mortgage Loans Held for Sale – Mortgage loans held for sale are carried at the lower of net cost or market value on an aggregate‑portfolio basis. The amount, by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. The market value of mortgage loans held for sale is generally based on quoted market prices for mortgage‑backed securities adjusted by particular characteristics like guarantee fees, servicing fees, actual delinquency, and the credit risk associated to the individual loans. Loans held for sale are classified as Level 2.

Impaired Commercial and Construction Loans That Are Considered Collateral Dependent – The Bank does not record loans receivable at fair value on a recurring basis. However, from time to time, the Bank records nonrecurring fair value adjustments to collateral dependent loans to reflect (1) partial write‑downs that are based on the fair value of the collateral in accordance with GAAP or (2) the full charge‑off of the loan carrying value. The impairment is measured based on the fair value of the collateral less estimated costs to sell. The fair value of the collateral is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC 310‑10‑35. Currently, the associated loans considered impaired are classified as Level 3.

OREO – OREO includes foreclosed real estate properties that served as collateral for residential mortgage and commercial loans. The fair value of OREO is determined using external appraisals that take into consideration prices in observed transactions involving similar assets in similar locations adjusted by expected historical realization of similar properties. OREO is classified as Level 3.

The carrying amount and estimated fair value of the Bank’s financial instruments excluding those carried at fair value on a recurring basis at October 31, not previously presented, are as follows:

	2019		2018
	Carrying	Estimated	Carrying	Estimated
	value	fair value	value	fair value
	(In thousands)		(In thousands)
Financial assets:
Cash and cash equivalents	$662,470	662,470	348,346	348,346
Restricted time deposits	400	400	400	400
Loans receivable (excluding loans held
for sale)	1,980,049	1,991,076	2,257,135	2,271,854
FDIC loss share indemnification asset	—	—	38,200	65,972
Accrued interest receivable	6,314	6,314	8,849	8,849
Financial liabilities:
Deposits	$2,663,351	2,680,190	2,942,761	2,938,751
Accrued interest payable	8,869	8,869	8,052	8,052

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Following is a description of valuation methodologies and assumptions used to estimate fair value of other significant financial instruments as of October 31, 2019 and 2018:

Short‑term financial instruments – Cash and cash equivalents, accrued interest receivable, accrued interest payable, and restricted time deposits have been valued at the carrying amounts reflected in the consolidated balance sheets as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

Loans receivable – Loans were classified by type such as residential mortgage loans, construction, commercial real estate, commercial nonreal estate, leases, and consumer loans. The fair value of the loan portfolio is estimated by segregating by the above‑mentioned type and each loan category is further segmented into fixed and adjustable interest rates and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting contractual cash flows, adjusted for prepayment estimates, if any, using estimated current market discount rates that reflect the credit and interest rate risk inherent in the loan. This estimate may not represent an exit value as defined in ASC 820.

FDIC loss share indemnification asset – Certain assets acquired related to the R‑G acquisition are subject to loss‑share agreements with the FDIC, which include certain covered assets. Under the loss‑share agreements, the FDIC is obligated to reimburse the Bank for losses with respect to covered assets; loss share coverage begins with the first dollar of loss incurred. The fair value of the FDIC loss share indemnification asset was estimated using projected cash flows related to the loss‑share agreements based on the expected reimbursements from the FDIC for losses and the applicable loss sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. The expected cash flows related to the FDIC’s indemnification asset are discounted at a rate determined using a risk‑free yield curve plus a premium reflecting the uncertainty related to the timing of cash flows.

Deposits – The fair value of deposits with no stated maturity, such as noninterest‑bearing checking, savings and NOW accounts, is equal to the amount payable on demand. The fair value of fixed maturity accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair values presented do not attempt to estimate the value of the Bank’s fee generating businesses and anticipated future business activities; that is, they do not represent the Bank’s value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized because, in many cases, the Bank generally intends to hold these financial instruments to maturity and realize the recorded values. Reasonable comparability of fair values among financial institutions is not likely due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a greater degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Bank.

(24)       Subsequent Events

On November 2019, the Board of Directors declared a cash dividend of approximately $200,000 on preferred stock and a cash dividend of approximately $18.6MM on common stock payable to Bank’s sole shareholder. All dividends were paid during November 2019.

On December 11, 2019, Oriental Bank received regulatory approvals to purchase the shares of the Bank per the Agreement signed on June 26, 2019.

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On December 12, 2019, the Bank redeemed its preferred shares and made a distribution of capital amounting to $3.3 million and $196.7 million, respectively, to the Bank’s sole shareholder which was subject to regulatory approvals of the Agreement.

On December 31, 2019, Oriental Bank executed the purchase of the shares of the Bank and immediately after the Bank was merged into Oriental Bank, with Oriental Bank continuing as the surviving entity. Proceeds from the sale amounted to $550.0 million for purchase of shares by Oriental.  As a result of this transaction, plan pension assets and liabilities for the U.S. Pension Plan and postretirement were transferred to BNS. For defined contribution plan, the Retirement Plan for Employees of Scotiabank de Puerto Rico, Oriental would become the successor plan sponsor and take over its administration or would request termination of the plan and designate a tax-qualified defined contribution retirement plan that will cover continuing employees.

Management has evaluated events subsequent to October 31, 2019 and prior to the filing of these consolidated financial statements through January 30, 2020.